UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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Stratus Properties Inc.
(Name of registrant as specified in its charter)

Not Applicable
(Name(s) of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting of Stockholders

May 12, 2022

Notice is hereby given that the 2022 annual meeting of stockholders (including any adjournment or postponement thereof, the “2022 Annual Meeting”) of Stratus Properties Inc., a Delaware corporation, (including, as the context requires, its consolidated subsidiaries, the “Company,” “Stratus,” “we,” “us” and “our”) will be held on Thursday, May 12, 2022 at 8:30 a.m. Central Time, at 3TEN ACL Live located at 310 W. 2nd Street, Suite 1A, Austin, Texas 78701, for the following purposes:

1.	To elect three Class III directors;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify, on an advisory basis, the appointment of our independent registered public accounting firm;

4.	To adopt the 2022 stock incentive plan; and

5.	To transact such other business as may properly come before the 2022 Annual Meeting.

Only stockholders of record at the close of business on March 28, 2022 (the “record date”) are entitled to vote at the 2022 Annual Meeting. The accompanying proxy statement provides detailed information about the matters to be considered at the 2022 Annual Meeting. Please read it carefully. YOUR VOTE IS IMPORTANT. To assure that your shares are represented at the 2022 Annual Meeting, please promptly date, sign and return the enclosed proxy card in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the proxy card, whether or not you plan to attend the 2022 Annual Meeting. Please refer to “Information About the 2022 Annual Meeting” on page 67 of the attached proxy statement and the instructions on the proxy card.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 456-3442

Banks and Brokers may call collect: (212) 750-5833

Thank you for your continued support of our Company.

By Order of the Board of Directors.

KENNETH N. JONES
General Counsel & Secretary

April 8, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2022:

The proxy statement for the 2022 Annual Meeting and the Company’s 2021 annual report to stockholders are available free of charge at: www.edocumentview.com/STRS.

The Notice of 2022 Annual Meeting of Stockholders and Proxy Statement are first being made available to stockholders on or about April 8, 2022.

Proxy Statement

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Stratus Properties Inc., a Delaware corporation, for use at our 2022 annual meeting of stockholders (including any adjournment or postponement thereof, the “2022 Annual Meeting”). This Proxy Statement, along with a proxy card or voting instruction form, Notice of Annual Meeting of Stockholders and our Annual Report to Stockholders for the fiscal year ended December 31, 2021 (“2021 annual report”) are first being mailed to our stockholders of record on or about April 8, 2022. References in this Proxy Statement to “Stratus,” the “Company,” “we,” “us,” “our” and similar terms refer to Stratus Properties Inc. and, as the context requires, its consolidated subsidiaries.

Page
How do I vote?	69
What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?	70
Will my shares be voted if I do nothing?	70
What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this Proxy Statement?	71
Can I revoke or change my voting instructions after I deliver my proxy?	72
How will we solicit proxies and who pays for soliciting proxies?	72
Could other matters be considered and voted upon at the 2022 Annual Meeting?	72
What happens if the 2022 Annual Meeting is postponed or adjourned?	72
Where can I find the voting results of the 2022 Annual Meeting?	72
2023 Stockholder Proposals	73
ANNEX A	A-1
2022 Stock Incentive Plan	A-1

We include website addresses throughout this Proxy Statement for reference only. The information contained on our website and other websites mentioned in this Proxy Statement are not a part of this Proxy Statement and are not deemed incorporated by reference into this Proxy Statement or any other public filing made with the Securities and Exchange Commission (“SEC”). Printed versions of these materials are available, free of charge, to any stockholder who requests them from our corporate secretary.

Stratus Properties Inc.

212 Lavaca Street, Suite 300

Austin, Texas 78701

Proxy Summary

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more information regarding our 2021 performance, please review our 2021 annual report.

2022 Annual Meeting of Stockholders

Date:	Thursday, May 12, 2022

Time:	8:30 a.m. Central Time

Place:	3TEN ACL Live 310 W. 2nd Street Suite 1A Austin, Texas 78701

Record Date:	March 28, 2022

Voting:	Stockholders at the close of business on the record date will be entitled to vote at the 2022 Annual Meeting. As of the record date for the 2022 Annual Meeting, 8,273,268 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) are issued and outstanding and entitled to vote at the 2022 Annual Meeting. Stockholders are entitled to one vote for each share of Common Stock held. A majority of these shares present in person or represented by proxy at the 2022 Annual Meeting will constitute a quorum for the transaction of business. For more information on voting, attending the 2022 Annual Meeting and other meeting information, please see “Information About the 2022 Annual Meeting” on page 67 of this Proxy Statement.

Agenda and Voting Recommendations

Item	Description	Unanimous Board Vote Recommendation	Page

1	Election of three Class III director nominees	FOR each nominee	21

2	Advisory vote to approve the compensation of our named executive officers	FOR	50

3	Ratification of the appointment of BKM Sowan Horan, LLP (“BKM”) as our independent registered public accounting firm for 2022	FOR	53

4	Adoption of the 2022 stock incentive plan	FOR	54

Director Nominees

Our Board is currently comprised of eight directors, who are divided into three director classes.

You are being asked to elect three Class III directors to serve on the Board until the 2025 annual meeting of stockholders, until their respective successors are duly elected and qualified or until their earlier resignation or removal. For more information about the background and qualifications of the director nominees and the entire Board, please see “Proposal No. 1: Election of Directors” on page 21 of this Proxy Statement and “Information About Nominees and Continuing Directors” on page 23 of this Proxy Statement. The Board’s nominees for Class III directors are:

Name	Age	Director Since	Principal Occupation	Independent	Board Committees

William H. Armstrong III	57	1998	Chairman of the Board, President and Chief Executive Officer of Stratus Properties Inc.	No	None

Kate B. Henriksen	48	2021	Co-Chief Investment Officer of RLJ Lodging Trust	Yes	Compensation; Nominating and Corporate Governance (Chair)

Charles W. Porter	70	2012	Chief Operating Officer of MG Holdings Services, LLC; Advisor and Consultant to Moffett Holdings, L.L.C.	Yes	None

Board Composition Highlights

Independence Tenure 1 7 Less than 5 Years More than 10 Years 3 3 2 5-10 Years 88 percent of our Board is independent Age 55 Years or Less Director Gender and Race/Ethnic Diversity 66+ Years 2 3 3 56-65 Years 5 3 38 percent of our Board is diverse

Board Skills, Experience and Background

The following tables illustrate the diverse mix of skills, experiences and backgrounds that qualify our directors for service on our Board and that contribute to our ability to create value for our stockholders. The table below is intended to highlight each director’s particular strengths, and an individual director may have other skills, experiences and personal attributes not highlighted in the table. Additional information about each director can be found under the heading “Information About Nominees and Continuing Directors” on page 23 of this Proxy Statement.

Skills and Experience
Dotter Henriksen Joseph Leslie Madden Porter Rhone Armstrong Total
CEO / Executive Management Experience
Real Estate Industry Experience
Other Public Company Board Experience
Risk Management / Strategic Planning Experience
Public and Private Investment Experience
Banking / Finance Experience
Accounting and Financial Reporting Experience
7 out of 8
6 out of 8
4 out of 8
8 out of 8
5 out of 8
7 out of 8
7 out of 8
Background
Average
Tenure (Years)
0 1 6 25 29 10 1 23 11.9
Age (Years)
61 48 61 66 73 70 51 57 60.9

Director and Executive Officer Gender and Race/Ethnic Diversity

We are committed to Board diversity and Board refreshment and we believe the Company’s policies and practices help to ensure a diversity of skills, experience, and tenure on the Board. In the past 18 months, we have added three new, diverse independent directors to our Board: Neville L. Rhone, Jr., Kate B. Henriksen and Laurie L. Dotter. The following tables illustrate the diversity of our directors and executive officers based on self-identified characteristics on an individual and aggregate basis.

Board Diversity Matrix (as of March 28, 2022)

Total Number of Directors	8

	Female	Male	Non-Binary	Did Not Disclose Gender

Gender:

Directors	2	6	—	—

Number of Directors Who Identify in Any of the Categories Below:

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	5	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	—

Dotter Henriksen Joseph Leslie Madden Porter Rhone Armstrong Pickens
Gender (Male, Female) F F M M M M M M F
Race/Ethnicity
African American or Black
Alaskan Native or Native American (1)
White
(1) Erin D. Pickens, our Senior Vice President and Chief Financial Officer, is a citizen of the Cherokee Nation.

Governance Highlights

We are committed to strong and effective governance practices that are responsive to our stockholders. Our commitment to good corporate governance, including best practices that are part of our executive compensation program, is illustrated by the following practices:

Board Independence and Composition

✓  Regular review of Board composition, including the addition of 3 diverse independent directors to the Board in the last 18 months

✓  Board independence: 7 out of 8 directors are independent

✓  100% independent audit, compensation, and nominating and corporate governance committees

✓  Refreshed Board committee composition and leadership

✓ New lead independent director with strong and clear responsibilities

✓  Race/ethnic and gender diversity among our directors and executive officers

✓  Diversity of tenure among directors, with 3 out of 8 directors with tenures of less than 5 years and 2 with tenures between 5 and 10 years

✓  2 out of 8 directors age 55 years or less, 3 between 56 and 65 and 3 age 66 and above, with an average age of our independent directors of approximately 61.4 years

Key Responsibilities, Policies and Guidelines

✓  Robust corporate governance guidelines

✓  Ethics and business conduct policy applies to all directors, officers, employees and affiliated and unaffiliated service providers with annual certification process

✓  New Board diversity policy

✓  New overboarding policy

✓  Nominating and corporate governance committee oversight of environmental, social and governance (“ESG”) and sustainability matters

✓  Compensation committee oversight of culture and human capital management, including diversity, equity and inclusion

✓  Stock ownership guidelines for executive officers and non-employee directors

✓  No Board meeting attendance fees for directors

Board Performance and Shareholder Rights

✓  Annual performance evaluations of the Board overseen by the nominating and corporate governance committee

✓  100% attendance at Board meetings by all directors during 2021

✓  Independent directors regularly meet in executive sessions without management present

✓  Redeemed stockholder rights agreement in response to 2021 stockholder vote

✓  One share, one vote standard

Executive Compensation

✓  Annual incentive bonus program awards based on operating and financial performance

✓  Long-term incentive awards tied to success and profitability of our development projects

✓  Application of a clawback policy to performance-based awards

✓  Anti-pledging and anti-hedging policies applicable to our executive officers

✓  “Double trigger” cash payments and equity acceleration after a change of control

✓  Retention of an independent compensation consultant from time to time in the sole discretion of the compensation committee of the Board

✓  No excise tax gross-ups

✓  No retirement benefits that are not available to employees generally

✓  No excessive perquisites

Performance Highlights

Following are selected highlights of our recent performance:

Financial Highlights

➢ Completed the sale of The Santal in December 2021 for $152 million, or approximately $339 thousand per unit, in cash.

➢ Completed the sale of The Saint Mary in January 2021 for $60 million, or $250 thousand per unit.

➢ Record earnings in 2021 of $57.4 million, which includes gains on sales of The Saint Mary of $22.9 million ($16.2 million net of noncontrolling interests) and The Santal of $83.0 million.

➢ Raised $46.3 million of third party equity capital in 2021 for three new projects: The Saint June, The Annie B and The Saint George.

➢   Paid down the balance on our $60 million revolving credit facility in December 2021. As of December 31, 2021, we had $59.7 million available under our revolving credit facility (net of a $0.3 million letter of credit committed against the facility).

➢   Sold three Amarra Drive Phase III lots, a five-acre multi-family tract of land in the Amarra Drive development, a retail pad at West Killeen Market and our last condominium unit at the W Austin Residences for a total of $7.9 million in 2021.

Portfolio Highlights

➢ Entered into new agreements to sell Block 21 to Ryman Hospitality Properties, Inc. for $260 million, expected to close sometime prior to June 1, 2022.

➢ Continued to lease-up our four completed retail projects (Kingwood Place, Lantana Place, Jones Crossing and West Killeen Market), which are overall 89% leased as of March 28, 2022.

➢ In third quarter 2021, began construction on The Saint June, a 182-unit luxury garden-style multi-family rental project within the Amarra development in Barton Creek.

➢ Added The Saint George, a proposed 317-unit luxury wrap-style multi-family rental project in Austin, to our portfolio, acquiring the land in December 2021.

➢ Added The Annie B, a proposed luxury high-rise rental project with ground-level retail in downtown Austin, to our portfolio, acquiring the land in September 2021.

➢  Announced new development plans, obtained debt financing and commenced construction on the first phase of development for Magnolia Place, an H-E-B grocery shadow-anchored, mixed-use project in Magnolia, Texas, wholly owned by Stratus.

➢   Announced development plans for Holden Hills, a new single-family residential development in the Barton Creek community. The project consists of 495 acres and the community is designed to feature 475 unique residences to be developed in multiple phases with a focus on sustainability and energy conservation.

➢  Advanced the planning and permitting process for development of Barton Creek commercial and multi-family Section N. We are evaluating a redesign of Section N, our approximately 570-acre tract. If successful, this new project would be designed as a dense, mid-rise, mixed-use project surrounded by an extensive greenspace amenity, resulting in a significant potential increase in development density as compared to our prior plans.

Corporate Governance

Corporate Governance Guidelines; Ethics and Business Conduct Policy

We are committed to strong and effective governance practices that are responsive to our stockholders. Our corporate governance guidelines, along with our Certificate of Incorporation, as amended (our “Charter”), our amended and restated by-laws (our “By-Laws”) and the charters of the standing committees of our Board, provide the framework for the governance of the Company and reflect the Board’s commitment to monitor the effectiveness of policy and decision making at both the Board and management levels. Our Charter, By-Laws, committee charters and corporate governance guidelines are available at stratusproperties.com under Investors–Corporate Governance. In addition, our ethics and business conduct policy is available at stratusproperties.com under Investors–Ethics and Business Conduct. Amendments to or waivers of our ethics and business conduct policy granted to any of our directors or executive officers will be published promptly on our website.

Board Composition, Independence and Leadership Structure

Our Board has primary responsibility for overseeing the management of our business and affairs. As of the date of this Proxy Statement, our Board consists of eight members, seven of whom have been determined by our Board to be independent. On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, our Board has affirmatively determined that none of Mses. Dotter and Henriksen and Messrs. Joseph, Leslie, Madden, Porter and Rhone has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is independent as defined in the director independence standards of NASDAQ, as currently in effect. In making these determinations, our Board, with assistance from the Company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, our Board and legal counsel considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management, including the relationships described in “Designated Director” on page 9 of this Proxy Statement and in “Certain Transactions” on page 65 of this Proxy Statement. Mr. Armstrong, the chairman of our Board, is not considered an independent director because he is also our president and chief executive officer and receives compensation for his services to the Company as a member of our management team. Our Board believes that the independent directors provide effective oversight of management.

Our Board believes that Mr. Armstrong’s service as both chairman of our Board and as president and chief executive officer is in the best interest of the Company and our stockholders at this time. With over 25 years of leadership experience with the Company, Mr. Armstrong possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses. His experience and relationships in the Austin area and other select Texas markets have been central to the Company’s ability to secure and maintain entitlements and successfully develop and sell its properties. He is thus best positioned to develop agendas that ensure that our Board’s time and attention are focused on the most critical challenges and opportunities facing the Company. His combined role enables decisive leadership, ensures clear accountability, facilitates an efficient board process, and enhances our ability to communicate the Company’s message and strategy clearly and consistently to our stockholders, employees and customers.

Our Board recognizes the importance of having a strong independent board leadership structure to ensure accountability and to facilitate the effective performance of the Board in its role of providing effective oversight of management. In 2013, our Board established the position of lead independent director. The role of our lead independent director is described in our corporate governance guidelines.

Mr. Madden has served as lead independent director since 2013. On April 1, 2019, he was appointed to serve a third three-year term as lead independent director, which expired April 1, 2022. Effective April 1, 2022, Mr. Joseph was appointed to serve a three-year term as lead independent director, which expires on April 1, 2025. The lead independent director serves as a liaison between Mr. Armstrong and the independent directors, works with Mr. Armstrong in setting the agendas for Board meetings and, in Mr. Armstrong’s absence, chairs regular sessions of the Board. The lead independent director also sets the agenda and presides at all executive sessions of the independent directors. The lead independent director may be removed or replaced at any time with or without cause by a majority vote of our independent directors. In addition, our three standing committees are composed entirely of independent directors, and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full Board or management.

Designated Director

Pursuant to an Investor Rights Agreement with Moffett Holdings, L.L.C. (“MHLLC”) dated March 15, 2012 (the “Investor Rights Agreement”), and subsequently assigned to LCHM Holdings, Mr. Porter was appointed to our Board as the designated director of MHLLC and subsequently, LCHM Holdings. Mr. Porter continues to serve as the designated director of LCHM Holdings pursuant to the Investor Rights Agreement. Mr. Porter’s current term as a Class III director expires at the 2022 Annual Meeting. For more information, see “Certain Transactions” on page 65 of this Proxy Statement.

Board and Committee Meeting Attendance

Our Board held a total of 17 meetings during 2021. During 2021, each director attended 100% of the aggregate of the total number of meetings of the Board and all committees of the Board on which he or she served during the periods of his or her Board membership and committee service. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Armstrong attended our 2021 annual meeting of stockholders.

Board Committees

To provide for effective direction and management of our business, our Board has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee is composed entirely of independent directors.

During 2021 we refreshed the composition of our three standing committees and rotated all chair positions. Neville L. Rhone, Jr., a member of the audit committee, became chair; James E. Joseph, a member of the compensation committee, became chair; and Kate B. Henriksen, a member of the nominating and corporate governance committee, became chair. We also decreased the size of the committees to promote efficiencies and better align with peer company practices. The following table identifies the current committee members, including each committee chair.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

William H. Armstrong III (CEO)

Laurie L. Dotter	✓	✓

Kate B. Henriksen		✓	Chair

James E. Joseph (Lead Independent Director)		Chair	✓

James C. Leslie	✓

Michael D. Madden	✓	✓

Charles W. Porter

Neville L. Rhone, Jr.	Chair		✓

Each committee operates under a written charter adopted by our Board. All of the committee charters are available on our website at stratusproperties.com under Investors–Corporate Governance. The following charts summarize the primary responsibilities of each of the committees.

AUDIT COMMITTEE

Members:

Neville L. Rhone, Jr. (Chair)

Laurie L. Dotter

James C. Leslie

Michael D. Madden

•  All members are independent as defined in the director independence standards of NASDAQ.

•  Each member also meets the additional independence criteria set forth the applicable NASDAQ listing standards and SEC rules.

•  Our Board has determined that each of Ms. Dotter and Messrs. Leslie, Madden and Rhone qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

Meetings in 2021: 4

Primarily Responsibilities:

•  Assists the Board in fulfilling its oversight responsibilities relating to:

•  the Company’s accounting and financial reporting processes;

•  the effectiveness of the Company’s internal control over financial reporting;

•  the integrity of the Company’s financial statements;

•  audits of the Company’s financial statements;

•  the Company’s compliance with legal and regulatory requirements;

•  the qualifications, independence and performance of the Company’s independent registered public accounting firm

•  the performance of the Company’s internal audit firm; and

•  the review and approval or ratification of any transaction that would require disclosure under Item 404 of Regulation S-K of the rules and regulations of the SEC.

New:

•  During 2021, we added to the charter of the audit committee responsibility to review periodically our corporate political contributions and expenditures to ensure alignment with our policies and values.

Committee Report: Page 51

COMPENSATION COMMITTEE

Members:

James E. Joseph (Chair)

Laurie L. Dotter

Kate B. Henriksen

Michael D. Madden

•  All members are independent as defined in the director independence standards of NASDAQ.

•  Each member also meets the additional independence criteria set forth the applicable NASDAQ listing standards and SEC rules.

Meetings in 2021: 2

Primarily Responsibilities:

•  Assists the Board in fulfilling its oversight responsibilities by:

•  discharging the Board’s responsibilities relating to compensation of the Company’s executive officers;

•  administering the Company’s cash-based and equity-based incentive compensation plans;

•  overseeing the form and amount of director compensation; and

•  reviewing the succession plans relating to senior executive officer positions and making recommendations to the Board with respect to succession planning.

New:

•  During 2021, we added to the charter of the compensation committee responsibility to assist the Board with oversight of culture and human capital management, including diversity, equity and inclusion.

Committee Report: Page 42

Please refer to “Compensation Committee Procedures” on page 12 of this Proxy Statement for more information.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members:

Kate B. Henriksen (Chair)

James E. Joseph

Neville L. Rhone, Jr.

•  All members are independent as defined in the director independence standards of NASDAQ.

Meetings in 2021: 5

Primarily Responsibilities:

•  Assists the Board in fulfilling its oversight responsibilities by:

•  identifying, considering and recommending to the Board candidates to be nominated for election or re-election to the Board at each annual meeting of stockholders or as necessary to fill vacancies and newly-created directorships;

•  monitoring the composition of the Board and its committees and making recommendations to the Board on membership of the committees and on the types and sizes of the Board committees;

•  overseeing the Company’s corporate governance practices and procedures including maintaining the Company’s Corporate Governance Guidelines and recommending to the Board any desirable changes;

•  reviewing and making recommendations to the Board with respect to stockholder proposals, as necessary; and

•  evaluating the effectiveness of the Board and its committees.

New:

•  During 2021, we added to the charter of the nominating and corporate governance committee responsibility to assist the Board with oversight of our ESG and sustainability strategy, initiatives and practices.

Compensation Committee Procedures

The compensation committee has the sole authority to set annual compensation amounts and annual incentive program criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our cash-based and equity-based incentive programs. The compensation committee also reviews, approves and recommends to our Board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to one of our executive officers.

The compensation committee also has oversight of director compensation, including the authority to grant cash-based and equity-based awards. The compensation committee reviews the form and amount of all director compensation, including cash, equity-based awards and other forms of director compensation, paid to our non-management directors under our director compensation program.

The compensation committee oversees our assessment of whether our compensation policies and practices are likely to expose the Company to material risks. The compensation committee may form subcommittees and delegate responsibilities and authority to such subcommittees in its sole discretion, to the extent consistent with the compensation committee’s charter, our Charter or By-Laws, and applicable law.

If equity awards are granted in a given year, in accordance with the compensation committee’s written policies, such awards are generally granted at a compensation committee meeting in the first fiscal quarter of the year. To the extent the compensation committee approves any special awards at other times during the year, such awards will be made during an open window period when our executive officers and directors are permitted to trade in our securities.

The terms of our stock incentive plans permit the compensation committee to delegate to one or more officers of the Company its authority to make awards to employees other than those subject to Section 16 of the Exchange Act. The compensation committee has delegated authority to the chairman of our Board to grant or modify awards to such employees, subject to the following conditions:

•	no individual grant may relate to more than 3,000 shares of our Common Stock;

•	such grants must be made during an open window period and must be approved in writing, the grant date being the date of such written approval;

•	the exercise price of any options granted may not be less than the fair market value of our Common Stock on the grant date; and

•	the officer must report any such grants to the compensation committee at its next meeting.

The compensation committee has in the past engaged an independent compensation consultant to advise the compensation committee on matters related to both director and executive compensation. In early 2022, the compensation committee once again engaged an independent compensation consultant to advise the compensation committee on matters related to both director and executive compensation. Please refer to the section titled “Executive Officer Compensation—Compensation Discussion and Analysis” on page 29 of this Proxy Statement for more information related to the independent compensation consultant.

Succession Planning for Senior Executives

The compensation committee will periodically review the Company’s successions plans relating to senior executive officer positions and make recommendations to the Board with respect to succession planning. This process includes issues associated with preparedness for the possibility of an unexpected or emergency situation involving senior management and the long-term growth and development of the senior management team.

Board Evaluation Process

The nominating and corporate governance committee is responsible for overseeing the annual performance evaluation of our Board, which is a multi-step process designed to evaluate the performance of our Board and each of its committees, as follows:

STEP 1: Confidential Evaluations

Annually, each director completes an evaluation of the full Board. The evaluation is intended to provide each director with an opportunity to evaluate performance for the purpose of improving Board and committee processes and effectiveness. The detailed evaluation questionnaire seeks quantitative ratings and qualitative comments in key areas of Board practice, and asks each director to evaluate how well our Board and its committees operate and to make suggestions for improvements. These key areas include assessment of Board composition and director participation, meeting procedures, materials and format, allocation and delegation of responsibilities among our Board and its committees and adequacy and availability of resources.

STEP 2: Board Summary

The nominating and corporate governance committee reviews the results and presents its assessment of Board performance, including of its committees, to the full Board for candid discussion and feedback. After receiving feedback resulting from the Board discussion, the nominating and corporate governance committee recommends improvements for the Board to consider implementing, as needed.

STEP 3: Recommendations Implemented	Based on the results and recommendations presented by the nominating and corporate governance committee, Board and Company practices and policies are updated, as appropriate.

Board’s Role in Oversight of Risk Management

Our Board as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report to the full Board. The chart below provides an overview of the areas overseen by each committee.

Audit Committee

•

Reviews and discusses with management, the internal audit firm and our independent registered public accounting firm any guidelines and policies relating to risk assessment and risk management, and the steps management has taken to monitor, control and minimize the Company’s major financial risk exposures, if any

•	Discusses with the internal audit firm and our independent registered public accounting firm the results of their processes to assess risk in the context of their respective audit engagements

•	Meets periodically in executive session with the internal audit firm and our independent registered public accounting firm

•	Monitors the effectiveness of the Company’s internal control over financial reporting and legal and regulatory compliance, as well as information and technological security and cybersecurity risks

Compensation Committee

•	Oversees the Company’s assessment of whether its compensation policies and practices are likely to expose the Company to material risks

•	Oversees, in consultation with management, the Company’s compliance with regulations governing executive and director compensation

Nominating and Corporate Governance Committee

•	Oversees management of risks associated with our Board leadership structure, corporate governance matters, and ESG and sustainability strategy, initiatives and practices

In its risk oversight role, our Board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the Company, including financial and operational risks. Our Board believes that full and open communication between senior management and our Board is essential to effective risk oversight. Our lead independent director regularly meets with our chairman, president and chief executive officer to discuss a variety of matters, including business strategies, opportunities, key challenges and risks facing the Company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled Board meetings where they make presentations to our Board on various strategic matters involving our operations and are available to address any questions or concerns raised by our Board on risk management or any other matters. Our Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

Limitation on Additional Board and Committee Service

It is the expectation of the Board that every member devote the significant time and attention necessary to fulfill their duties as a director. Our corporate governance guidelines establish the following limits on our directors serving on public company boards and audit committees:

Director Category	Limit on Public Company Board and Committee Service, Including Stratus

All directors	4 boards

Directors who serve on our audit committee	3 audit committees

The nominating and corporate governance committee will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendations to the Board. Service on boards or committees of other organizations should be consistent with the Company’s conflict of interest standards. Directors are expected to advise the chairman of the Board, the lead independent director and the chair of the nominating and corporate governance committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member.

Director and Executive Officer Stock Ownership Guidelines

Our Board adopted stock ownership guidelines applicable to our non-employee directors and our executive officers. The guidelines are administered by the compensation committee.

Under the guidelines, each non-employee director is expected to maintain ownership of Company stock valued at three times his or her annual retainer, which is currently $35,000. Compliance with the guidelines is reported to the compensation committee as of December 31 of each year. See “Director Compensation” on page 19 of this Proxy Statement. Our president and chief executive officer, Mr. Armstrong, is expected to maintain ownership of Company stock valued at three times his base salary and our chief financial officer, Erin D. Pickens, is expected to maintain ownership of Company stock valued at her base salary. The value of the stock ownership is calculated based on the three-year trailing average monthly stock price. Shares of our Common Stock currently owned, but not pledged, and shares issuable upon the vesting of outstanding restricted stock units (“RSUs”) count as stock owned for purposes of the stock ownership guidelines. Performance-based equity awards and shares owned on behalf a spouse or children do not count toward the target level. Finally, shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares will be made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the executive has maintained a pecuniary interest in the shares. As of March 28, 2022, both of our executive officers and each of our current non-employee directors, except for our newest directors Mses. Dotter and Henriksen and Mr. Rhone, exceed their target stock ownership levels, as applicable. Under the stock ownership guidelines, directors have five years from their initial appointment to achieve their target ownership level. Accordingly, Mr. Rhone has until December 17, 2025, Ms. Henriksen has until January 26, 2026 and Ms. Dotter has until August 12, 2026.

Anti-Hedging and Anti-Pledging Policies

Under our Insider Trading Policy, our directors and officers (defined as “insiders”) are prohibited from engaging in hedging transactions related to the Company’s securities. Specifically, our anti-hedging policy reads as follows:

Transactions in publicly traded options are generally short-term in nature and may give the public the perception that insiders are not focused on the long-term performance of the Company. Certain forms of hedging transactions are complex, may be perceived negatively by the public and can present unique insider trading risks. Accordingly, insiders are prohibited from engaging in such transactions.

In addition, effective March 2, 2016, the Insider Trading Policy prohibits insiders from entering into new pledges of the Company’s securities.

Director Nomination Process, Board Refreshment and Board Diversity Policy

Process

At least annually, the nominating and corporate governance committee reviews the composition and size of the Board. In carrying out this responsibility, the nominating and corporate governance committee considers the Company’s business strategies, director independence requirements, the collective knowledge, experience, expertise and diversity of the Board, the specific experience, qualifications, attributes and skills of each director, any recent or anticipated changes in Board composition, any skills, experiences and backgrounds that may be helpful in maintaining or improving alignment between our Board’s composition, our business strategies, and the long-term interests of our stockholders, and any other criteria the nominating and corporate governance committee deems relevant.

The nominating and corporate governance committee also seeks to have a Board that represents a diverse range of perspectives and experiences relevant to the Company, and takes into account Board tenure, age, gender and ethnic/racial diversity. The Board recognizes and embraces diversity and is actively committed to inclusion and diversity in the boardroom. Our board diversity policy is set forth in our corporate governance guidelines. When evaluating the diversity of potential director nominees, the nominating and corporate governance committee will consider a broad range of diversity, including, but not limited to, diversity in terms of professional experience, skills and background, gender, race, ethnicity, sexual orientation and disability, and the nominee’s status as a diverse director under any NASDAQ listing requirements with respect to board diversity or any other applicable legal or regulatory requirements. Further, as set forth in our corporate governance guidelines, when conducting searches for new directors, the nominating and corporate governance committee is committed to actively seeking to include in the pool of candidates qualified female and racially and/or ethnically diverse individuals.

In evaluating the suitability of potential Board nominees, the nominating and corporate governance committee will take into account many factors, including the following:

✓	personal and professional integrity	✓	diversity

✓	independence	✓	risk management and strategic planning experience

✓	general understanding of the industry in which the Company operates	✓	public and private investment experience

✓	executive management and public company board experience	✓	educational and professional background

✓	banking, corporate finance, accounting, and financial reporting experience	✓	ability and willingness to work cooperatively with other members of the Board and with senior management of the Company

✓	other experiences relevant to the successful oversight of the management of a publicly-traded company	✓	ability and willingness to devote adequate time to duties of the Board

The nominating and corporate governance committee evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees who can best advance the success of the business, be an effective director in conjunction with the full Board, and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee will also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board. Candidates may come to the nominating and corporate governance committee’s attention through professional search firms, directors, stockholders, financial advisors, legal advisors or other persons. The nominating and corporate governance committee evaluates candidates proposed for nomination by the Company’s stockholders using the same criteria by which it evaluates other nominees.

Board and Board Committee Refreshment

Three new diverse independent directors have joined our eight-member Board in the last 18 months. After a comprehensive board refreshment process, the nominating and corporate governance committee recommended, and the Board appointed, Mr. Rhone as a new director in December 2020 and Ms. Henriksen as a new director in January 2021. Mr. Rhone was elected to a three-year term by stockholders in June 2021. In August 2021, the Board appointed Ms. Dotter as a new director, fulfilling the Company’s commitment to increase the size of the Board and to appoint Ms. Dotter as a new director after stockholders approved the related Board-recommended advisory stockholder proposal at the Company’s 2021 annual meeting of stockholders. The nominating and corporate governance committee believes that Mr. Rhone and Mses. Dotter and Henriksen bring relevant skills and extensive experience to our Board, racial/ethnic and gender diversity and fresh perspectives. The nominating and corporate governance committee also believes that the Company benefits from having seasoned directors who are deeply knowledgeable about our Company’s operations, markets, financial condition, opportunities and challenges.

During 2021 we refreshed the composition of our three standing committees and rotated all chair positions. Neville L. Rhone, Jr., a member of the audit committee, became chair; James E. Joseph, a member of the compensation committee, became chair; and Kate B. Henriksen, a member of the nominating and corporate governance committee, became chair. We also decreased the size of the committees to promote efficiencies and better align with peer company practices.

Stockholder Nominations

The nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates for consideration by the nominating and corporate governance committee by submitting the names and supporting information to our Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701. Supporting information should include (a) the name and address of each of the candidate and proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director, taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our Common Stock have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter in writing from the candidate stating his or her willingness to serve, if elected as a director.

In addition, our By-Laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting of stockholders. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than the close of business on January 12, 2023. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2023 annual meeting of stockholders or 10 days following the public announcement of the date of the 2023 annual meeting of stockholders. Any stockholder submitting a nomination under our By-Laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such nominee’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected), and (b) the name and address (as they appear on the Company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to our Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701. Candidates nominated by stockholders will be evaluated under the same criteria as other director nominees. Please see our By-Laws for detailed information regarding the process by which a stockholder may nominate a director at meetings of our stockholders.

In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and that is postmarked or transmitted electronically to the Company at its principal executive office no later than March 13, 2023. However, if the date of the 2023 annual meeting is more than 30 days before or after the date of the anniversary of the 2022 annual meeting, the notice must be provided by the later of the 60th day prior to the 2023 annual meeting or the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made, as provided by Rule 14a-19.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our Board, or the non-employee directors as a group, by writing to the director or directors at the following address: Stratus Properties Inc., Attn: Board of Directors or the name of the individual director or directors, 212 Lavaca Street, Suite 300, Austin, Texas 78701. The communication will be forwarded to the appropriate director or directors.

We engage in regular dialogue with stockholders and stockholders’ representatives representing approximately 30% of our outstanding Common Stock, including a stockholder representing 7.6% of our outstanding Common Stock who has a director designee on our Board.

Director Compensation

We use a combination of cash and equity-based compensation to compensate our non-employee directors. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors, as well as the skill-level required to be an effective member of our Board. We also seek to align the directors’ compensation with our stockholders’ interest by delivering a portion of that compensation in the form of equity.

The compensation committee reviews the form and amount of director compensation and makes recommendations to the full Board. Our director compensation program has not been revised since 2017, when it was revised upon the recommendation of the Board’s independent compensation consultant. In early 2022, the compensation committee once again engaged its prior consultant, now with FTI Consulting, Inc. (“FTI”), to review our non-employee director compensation program in light of prevailing market practices, and expects to receive and consider FTI’s report during 2022.

2021 Cash Compensation

During 2021, each non-employee director serving the duration of the year received an annual fee consisting of, as applicable:

•	$35,000 for serving on our Board;

•	$7,500 for serving on our audit committee (excluding the chair);

•	$17,500 for serving as chair of the audit committee;

•	$6,000 for serving on our compensation committee (excluding the chair);

•	$12,500 for serving as chair of the compensation committee;

•	$5,000 for serving on our nominating and corporate governance committee (excluding the chair);

•	$10,000 for serving as chair of the nominating and corporate governance committee; and

•	$25,000 for serving as lead independent director.

In addition, each director received reimbursement for reasonable out of pocket expenses incurred in attending Board and committee meetings. Directors do not receive meeting attendance fees.

2021 Equity-Based Compensation

Under the equity-based component of our program, our non-employee directors receive annual equity awards payable in RSUs, with the number of RSUs granted determined by dividing $45,000 by the closing sale price of our Common Stock on September 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest ratably over the first four anniversaries of the grant date, with pro rata vesting acceleration in the event that the non-employee director dies, incurs a disability or retires, and full vesting acceleration in the event that we incur a qualifying change of control. Each RSU entitles the director to receive one share of our Common Stock upon vesting. In addition, in connection with an initial appointment to the Board other than at an annual meeting, a director may receive a pro rata equity grant. On September 1, 2021, each non-employee director serving on that date was granted 1,400 RSUs. In addition, during 2021, Mses. Henriksen and Dotter each received a pro rata grant of RSUs upon joining the Board. See “Executive Officer Compensation—Potential Payments upon Termination or Change in Control” on page 45 of this Proxy Statement for definitions of “disability” and “change of control” used for purposes of the RSU acceleration provisions.

2021 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-employee directors during 2021. The amount included in the “Stock Awards” column reflects the aggregate grant date fair value of the RSUs, and does not necessarily equate to the income that will ultimately be realized by the director for these stock awards. Mr. Armstrong’s compensation is reflected in the 2021 Summary Compensation Table in the section titled “Executive Officer Compensation” on page 29 of this Proxy Statement.

Director Compensation

Name of Director	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Laurie L. Dotter (2)	$18,715	$44,981	$63,696
Kate B. Henriksen (3)	43,498	68,544	112,042
James E. Joseph	58,500	42,014	100,514
James C. Leslie	55,000	42,014	97,014
Michael D. Madden	88,500	42,014	130,514
Charles W. Porter	47,500	42,014	89,514
Neville L. Rhone, Jr.	48,886	42,014	90,900

(1)

Pursuant to our director equity-based compensation program in which non-employee directors receive an annual grant of RSUs on September 1st of each year, on September 1, 2021, each non-employee director serving on that date received a grant of 1,400 RSUs, with the number of RSUs determined by dividing $45,000 by the closing price per share of our Common Stock on September 1, 2021, rounded down to the nearest hundred shares. In addition, prior to September 1, 2021, Ms. Henriksen received a grant of 1,000 RSUs on January 26, 2021 upon joining our Board, and Ms. Dotter received a grant of 100 RSUs on August 12, 2021 upon joining our Board, in each case representing pro rata awards of RSUs for the annual grant cycle ended August 31, 2021. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or on the previous trading day if no sales occur on that date, at the closing price per share of our Common Stock. See “2021 Equity-Based Compensation” in the preceding section of this Proxy Statement. As of December 31, 2021, Messrs. Joseph, Leslie, Madden and Porter each had 4,250 RSUs outstanding, Mr. Rhone had 2,300 RSUs outstanding, Ms. Henriksen had 2,150 RSUs outstanding and Ms. Dotter had 1,475 RSUs outstanding.

(2)

As described in note (1), Ms. Dotter was appointed as a director effective August 12, 2021 and received a pro rata grant of RSUs upon joining our Board in addition to the annual grant on September 1, 2021.

(3)

As described in note (1), Ms. Henriksen was appointed as a director effective January 26, 2021 and received a pro rata grant of RSUs upon joining our Board in addition to the annual grant on September 1, 2021.

Proposal No. 1: Election of Directors

Our Charter currently provides that directors are elected for three-year terms, with one-third of the Board elected at each annual meeting of stockholders. Each director holds office until that director’s successor is duly elected and qualified, or until his or her earlier death or resignation. In accordance with our By-Laws, our Board has fixed the current number of directors at eight. Our directors are currently classified into the following three classes:

•	Class I directors are Laurie L. Dotter, James E. Joseph and Michael D. Madden, and their terms will expire at the annual meeting of the stockholders to be held in 2023.

•	Class II directors are James C. Leslie and Neville L. Rhone, Jr., and their terms will expire at the annual meeting of the stockholders to be held in 2024.

•	Class III directors are William H. Armstrong III, Kate B. Henriksen and Charles W. Porter, and their terms will expire at the 2022 Annual Meeting.

For more information about the background and qualifications of the director nominees and the entire Board of Directors, please see below and “Information About Nominees and Continuing Directors” on page 23 of this Proxy Statement.

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
William H. Armstrong III	57	1998	Chairman of the Board, President and Chief Executive Officer of Stratus Properties Inc.	No	None

Laurie L. Dotter	61	2021	Retired President of Transwestern Corporate Properties	Yes	Audit Compensation

Kate B. Henriksen	48	2021	Co-Chief Investment Officer of RLJ Lodging Trust	Yes	Compensation Nominating and Corporate Governance*

James E. Joseph	61	2015	Dean of the Madden School of Business at Le Moyne College	Yes	Compensation* Nominating and Corporate Governance

James C. Leslie	66	1996	Managing Principal of Wolverine Interests LLC	Yes	Audit

Michael D. Madden	73	1992	Managing Partner of BlackEagle Partners, LLC; Chairman of the Board of Hanover Advisors L.L.C.	Yes	Audit Compensation

Charles W. Porter	70	2012	Chief Operating Officer of MG Holdings Services, LLC; Advisor and Consultant to Moffett Holdings, L.L.C.	Yes	None

Neville L. Rhone, Jr.	51	2020	Co-Founder and Managing Partner of Arc Capital Partners LLC	Yes	Audit* Nominating and Corporate Governance

*	Chair

Upon the recommendation of our nominating and corporate governance committee, our Board has nominated William H. Armstrong III, Kate B. Henriksen and Charles W. Porter for election at our 2022 Annual Meeting to serve as Class III directors, each for a three-year term. Messrs. Armstrong and Porter and Ms. Henriksen have each consented to being named as a nominee in this Proxy Statement and to serve as a director if elected. The persons named as proxies on the enclosed proxy card intend to vote your shares of our Common Stock for the election of each of the three Class III director nominees recommended by our Board, unless otherwise directed. If, contrary to our present expectations, any of the nominees is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by our Board, unless otherwise directed.

Vote Required to Elect Director Nominees

Under our By-Laws, our directors are elected by a plurality vote. For more information on the voting requirements, see “Information About the 2022 Annual Meeting” on page 67 of this Proxy Statement.

Recommendation of our Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” OUR THREE CLASS III DIRECTOR NOMINEES, MESSRS. ARMSTRONG AND PORTER AND MS. HENRIKSEN.

Information About Nominees and Continuing Directors

The table below provides certain information as of March 28, 2022, with respect to the director nominees, William H. Armstrong III, Kate B. Henriksen and Charles W. Porter, and each other director whose term will continue after the 2022 Annual Meeting. The biography of each of the directors contains information regarding the person’s business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that led our nominating and corporate governance committee and our Board to determine that the person should be nominated to serve as a director of the Company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name of Director	Principal Occupation, Business Experience and Other Public Company Directorships
William H. Armstrong III Age: 57 Director Since: 1998

Chairman of the Board, President and Chief Executive Officer of the Company from 1998 to present. President, Chief Operating Officer and Chief Financial Officer of the Company from 1996 to 1998. Director of Moody National REIT II, Inc., a publicly traded real estate investment trust, from September 2017 to present. Director of Moody National REIT I, Inc., a publicly traded real estate investment trust, from September 2008 until September 2017. Mr. Armstrong has been elected secretary-treasurer of Green Business Certification Inc., an organization that drives implementation of the LEED green building program. Holds a B.A. in Economics from The University of Colorado.

Mr. Armstrong’s 30-year career in real estate and over 25 years of leadership experience with the Company make him highly qualified to lead our Board. He has been employed by the Company since its inception in 1992, and has served as President since August 1996, Chief Executive Officer since May 1998 and Chairman of the Board since August 1998. He has built a highly regarded reputation in the real estate industry and has deep experience in and understanding of the Austin, Texas area, where most of our assets are located. He has long-standing, established relationships with tenants, lenders, regulators, community stakeholder groups, the City of Austin and the State of Texas. Mr. Armstrong’s strong leadership skills and comprehensive understanding of the Company and its management, operations and financial requirements make him highly qualified to guide the Company’s business strategy.

Laurie L. Dotter Age: 61 Director Since: 2021

Investment advisory board member at Employee Retirement System of Texas, since 2019, and the Comptrollers Investment Advisory Board for Texas Treasury Safekeeping Trust Company, since 2009. Member of the Board of Directors of Lifespace Communities, Inc., a not-for-profit organization that owns and operates senior living communities, and its predecessor since 2018. Serves on the governing board of Dottid, a SaaS technology company in the commercial real estate management sector. Member of the Board of Directors of SWK Holdings Corporation (“SWK”), a publicly traded specialized finance company with a focus on the global healthcare sector, and member of its Governance and Nominating Committee. President of Transwestern Investment Group from 2010 to 2016, and President of Transwestern Corporate Properties from 2016 to 2017. At Transwestern Corporate Properties, she led the formation and

Name of Director	Principal Occupation, Business Experience and Other Public Company Directorships

capitalization of Corporate Properties Trust I, II and III, large-scale commercial real estate investment vehicles with combined capitalization exceeding $2 billion. Member of the Board of Directors of Parkway Properties, Inc. (“Parkway”), a national commercial real estate investment trust, from 2010 to 2016, Chair of Parkway’s Audit Committee and member of its Compensation Committee. Vice Chairman of the PREA Plan Sponsor Council at the Pension Real Estate Association, from 2008 until 2010. Executive investment officer at Hunt Realty Investments, from 1998 until 2010. Director of Real Estate Investments at the Teacher Retirement System of Texas, from 1993 to 1998, and a director of Financial Consulting Services at PricewaterhouseCoopers, from 1989 to 1993. Holds a B.B.A. in Accounting from Texas A&M University and a CPA license in Texas.

Ms. Dotter has more than 30 years of experience in the real estate investment industry, including as founding partner of a suite of real estate investment vehicles with a multi-billion dollar capitalization. Ms. Dotter’s experience in the areas of accounting, finance and investments on behalf of private and public funds, as well as her public company board experience, including as Chair of the Audit Committee and member of the Compensation Committee of Parkway and member of SWK’s Governance and Nominating Committee, make her highly qualified and allow her to provide valuable guidance regarding the Company’s strategy.

Kate B. Henriksen Age: 48 Director Since: 2021

Co-Chief Investment Officer of RLJ Lodging Trust (“RLJ”), a self-advised, publicly traded real estate investment trust that owns primarily premium-branded, high-margin, focused-service and compact full-service hotels. Senior Vice President Investment & Portfolio Analysis of RLJ from 2007 to February 2019. Prior to joining RLJ in 2002, served as Director of Development Planning and Feasibility at Marriott International. Holds a B.S. from Cornell University, School of Hotel Administration, with a concentration in real estate and property asset management.

Ms. Henriksen has a deep understanding of real estate investing, the real estate and hospitality industries, asset management, REIT operations and investor relations, gained from her more than 20 years of experience at RLJ and Marriott, making her highly qualified to serve on our Board and as chair of our nominating and corporate governance committee. Her experience at RLJ overseeing acquisitions and dispositions, helping to develop and implement strategy, managing assets on a strategic level, tracking investment portfolio performance, and assisting with capital raising and investor relations allow Ms. Henriksen to provide invaluable guidance to our Board in its consideration of the Company’s real estate investment opportunities and business strategy.

James E. Joseph Age: 61 Director Since: 2015

Dean of the Madden School of Business at Le Moyne College from 2014 to present and Executive-in-Residence from 2012 to 2014. President and Chief Executive Officer of Oneida Ltd. (“Oneida”), one of the world’s largest designers, marketers, and distributors of housewares products, from 2007 to 2012. President of Oneida from 2006 to 2007.

Name of Director	Principal Occupation, Business Experience and Other Public Company Directorships

Executive Vice President, Worldwide Sales and Marketing of Oneida from 2005 to 2006. Senior Vice President, Food Service of Oneida from 2000 to 2005. Senior Vice President, International Operations of Oneida from 1995 to 2000. Inducted as an honorary member of the Cornell Hotel Society at Cornell University’s School of Hotel Administration in 2010. Fellow at the Culinary Institute of America from 2009 through 2012. Member of the board of directors of the Oneida Group, formerly known as EveryWare Global, Inc., a previously publicly traded company and the parent company of Oneida Ltd. from 2012 to 2013. Holds an M.P.A. from the Maxwell School of Citizenship and Public Affairs at Syracuse University and a B.S. in Accounting from Le Moyne College.

Mr. Joseph has over 25 years of experience in the consumer products, hospitality and entertainment industries, including experience as a chief executive officer, making him highly qualified to serve as a member of our Board and as chair of our compensation committee. His leadership role in the dramatic turnaround of Oneida, which regained significant profitability and significantly reduced debt during Mr. Joseph’s tenure as president and chief executive officer, allows Mr. Joseph to provide valuable guidance regarding the Company’s business strategy.

James C. Leslie Age: 66 Director Since: 1996

Managing Principal of Wolverine Interests LLC, a commercial real estate investment firm, since 2001. President of Leslie Enterprises, L.P., a private equity firm, since 2001. President of JamJen, Inc., a services company, since 2001. Chief Executive Officer from 2012 to 2015 and director from 2002 to 2012 of Cresa Partners, LLC, a national tenant representation and real estate advisory services firm. Member of the board of directors of Dougherty’s Pharmacy, Inc. (formerly Ascendant Solutions, Inc.), a company focused on the acquisition, management and growth of community-based pharmacies in the southwest region, since 2002, Chairman of the board of directors from 2002 until June 2019, and Interim President and Chief Financial Officer from 2018 until February 2019. Dougherty’s Pharmacy, Inc. filed a voluntary petition for relief under Chapter 11 of the U.S. bankruptcy code in August 2019 and emerged from the proceedings in December 2020. Director, President and Chief Operating Officer of The Staubach Company, a commercial real estate services firm, from 1996 to 2001. President of Staubach Financial Services from 1992 to 1996. Chief Financial Officer of The Staubach Company from 1982 to 1992. Holds an M.B.A. in Accounting and Finance from the University of Michigan and a B.S. in Mathematics from the University of Nebraska.

Mr. Leslie’s over 35 years of leadership experience in the real estate industry make him highly qualified to serve as a member of our Board. His investment and development experience as well as his extensive management experience acquired as president and chief operating officer of a commercial real estate services firm provide him with vast knowledge of financial, accounting, regulatory and administrative matters, particularly in the real estate industry. Mr. Leslie has also been involved with entrepreneurs and emerging companies consistently during his career and has been instrumental in the creation of over fifty companies. Through his significant business experience, he provides valuable insights with respect to strategies and solutions addressed at the Board level.

Name of Director	Principal Occupation, Business Experience and Other Public Company Directorships
Michael D. Madden Age: 73 Director Since: 1992

Managing Partner and co-founder of BlackEagle Partners, LLC (formerly Centurion Capital Partners LLC), a private equity firm, from April 2005 to present. Chairman of the Board of Hanover Advisors L.L.C., investment bankers, since 1995. Director of US LBM Holdings, Inc., a specialty building materials distributor, from April 2017 to 2020. Partner of Questor Management Co., merchant bankers, from 1999 to 2005. Partner at Beacon Group Holdings, a merchant bank, from 1996 to 1999. Vice Chairman of Paine Webber Inc., an investment bank, from 1994 to 1995. Executive Vice President and Chief Origination Officer during 1994, and Executive Managing Director and Head of Global Business Development of Kidder Peabody & Co., Inc., an investment bank, from 1993 to 1994. Holds an M.B.A. in Finance from the University of Pennsylvania, Wharton School of Business and a B.A. in Economics from LeMoyne College.

Mr. Madden has been an investment banker for more than 30 years and in that role has advised multiple public and private companies, making him a valuable member of our Board. Mr. Madden has extensive knowledge of capital markets and finance, which is invaluable to our Board’s planning for the Company’s capital and liquidity needs. His business experience allows him to provide strategic insight in the areas of finance and accounting and positions him well to serve on our audit committee and compensation committee.

Charles W. Porter Age: 70 Director Since: 2012

Chief Operating Officer of MG Holdings Services, LLC, a private asset management company, from 2014 to present. Advisor and Consultant to Moffett Holdings, L.L.C., a private, closely-held family company, from August 2008 to present. General Manager of Sheraton Steamboat Resort, managed by Starwood Hotels & Resorts Worldwide, Inc., from 1989 to 2008. Holds a Certified Hotel Administrator certification from the American Hotel & Lodging Association Educational Institution.

Mr. Porter’s over 35 years of experience in the hospitality industry, as well as experience in conceptualizing and planning two residential single-family developments and a condominium tower through entitlements, financing, construction, documentation and sales, provide him with a wealth of knowledge regarding real estate operations and make him highly qualified to serve on our Board.

Mr. Porter is the designated director of LCHM Holdings pursuant to the Investor Rights Agreement dated March 15, 2012.

Neville L. Rhone, Jr. Age: 51 Director Since: 2020

Co-Founder and Managing Partner of Arc Capital Partners, a Los Angeles-based real estate operating company that acquires and repositions urban properties, from 2013 to present. Managing Director and member of the investment committee of Canyon Partners Real Estate (“Canyon”), a real estate investment company, from 2005 to 2013. Vice President at Morgan Stanley from 2000 to 2004. Active member of the Urban Land Institute and the Pension Real Estate Association. Holds an MBA from Columbia Business School and a B.S. in Civil Engineering and Master of Engineering (Civil Engineering) from Cornell University.

Name of Director	Principal Occupation, Business Experience and Other Public Company Directorships

Mr. Rhone’s over 27 years’ experience in the areas of real estate development, finance, investments, operations, entrepreneurship and executive leadership make him highly qualified to serve as a member of our Board and as chair of our audit committee. His current role at Arc, an institutional quality, minority-owned firm dedicated to corporate responsibility, where he specializes in creating walkable, urban mixed-use environments, and his roles at Canyon, where he led acquisitions in Texas, and Morgan Stanley, where he focused on investment banking and real estate, allow him to provide valuable guidance and leadership regarding the Company’s strategy.

Stock Ownership of Directors, Director Nominees and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our Common Stock beneficially owned as of March 28, 2022, by each of our directors, our director nominees and our president and chief executive officer and chief financial officer (such officers together being our named executive officers). Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares (2)

William H. Armstrong III (3)	530,263	6.4%

Erin D. Pickens (4)	37,074	*

Laurie L. Dotter	25	*

Kate B. Henriksen	250	*

James E. Joseph	6,450	*

James C. Leslie	46,000	*

Michael D. Madden	40,450	*

Charles W. Porter	15,450	*

Neville L. Rhone, Jr.	300	*

All directors and executive officers as a group (9 persons)	676,262	8.2%

*	Ownership is less than one percent.

(1)

Each beneficial owner holds the following unvested RSUs, which are not included in the table above. For more information regarding the RSUs, see “Director Compensation—2021 Equity-Based Compensation” on page 19 of this Proxy Statement and “Executive Officer Compensation—Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Incentive Awards” on page 36 of this Proxy Statement.

Name of Beneficial Owner	RSUs
William H. Armstrong III	51,557
Erin D. Pickens	10,748
Laurie L. Dotter	1,475
Kate B. Henriksen	2,150
James E. Joseph	4,250
James C. Leslie	4,250
Michael D. Madden	4,250
Charles W. Porter	4,250
Neville L. Rhone, Jr.	2,300

(2)	Based on 8,273,268 shares of our Common Stock outstanding as of March 28, 2022.

(3)

Includes 3,250 shares held in his individual retirement account. Mr. Armstrong has pledged 363,489 shares of our Common Stock to secure a line of credit, which pledge occurred prior to March 3, 2016 under the Company’s grandfathered pledge policy. Mr. Armstrong’s address is 212 Lavaca Street, Suite 300, Austin, Texas 78701.

(4)	Holds shares of our Common Stock with her husband in a joint account, through which they share voting power.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, the table below shows the beneficial owners of more than five percent of our outstanding Common Stock other than Mr. Armstrong, whose beneficial ownership is reflected in the table in the section above titled “Stock Ownership of Directors, Director Nominees and Executive Officers” on page 27 of this Proxy Statement. Unless otherwise indicated, all information is presented as of March 28, 2022, and all shares beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares (1)

Ingalls & Snyder LLC (2) 1325 Avenue of the Americas New York, New York 10019	1,159,066	14.0%

Oasis Management Company Ltd. (3) 25/F, LHT Tower 31 Queen’s Road Central, Central Hong Kong	1,123,065	13.6%

LCHM Holdings, LLC (4) 1615 Poydras Street, Suite 2279 New Orleans, Louisiana 70112	625,000	7.6%

Dimensional Fund Advisors LP (5) 6300 Bee Cave Road, Building One Austin, Texas 78746	435,386	5.3%

(1)	Based on 8,273,268 shares of our Common Stock outstanding as of March 28, 2022.

(2)

Based on an amended Schedule 13G filed with the SEC on February 4, 2022. Ingalls & Snyder LLC (“Ingalls & Snyder”) is a registered broker dealer and a registered investment advisor. Amounts reported include shares owned by clients of Ingalls & Snyder in accounts managed under investment advisory contracts. Ingalls & Snyder has no voting power but shares investment power over all of the shares of our Common Stock reported.

(3)

Amounts reported in the table are based on an amended Schedule 13D filed with the SEC on January 5, 2021. Oasis Management Company Ltd. and its affiliates share voting and investment power over all of the shares of our Common Stock reported. Oasis Management Company Ltd. subsequently filed a report on Form 13F with the SEC on February 15, 2022 reporting it had sole investment power and sole voting power of 1,199,670 shares of our Common Stock as of December 31, 2021.

(4)

Based on a Schedule 13D filed with the SEC on March 5, 2014, jointly by LCHM Holdings, James R. Moffett, Jr. and Louise H. Moffett. LCHM Holdings, Mr. Moffett and Ms. Moffett share voting and investment power over all of the shares of our Common Stock reported.

(5)

Based on an amended Schedule 13G filed with the SEC on February 8, 2022. Dimensional Fund Advisors LP, a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain of the Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of our Common Stock reported, and may be deemed to be the beneficial owner of such shares of our Common Stock. However, all shares of our Common Stock reported in the amended Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such shares of our Common Stock. As reported in the Schedule 13G/A, Dimensional has sole voting power over 431,187 shares of our Common Stock and sole investment power over 435,386 shares of our Common Stock.

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and the material elements of our executive compensation program in the context of the compensation paid during the last fiscal year to our president and chief executive officer and our chief financial officer (our only executive officers, referred to as our named executive officers or NEOs). Our named executive officers for 2021 are:

•	William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer; and

•	Erin D. Pickens, Senior Vice President and Chief Financial Officer.

Executive Summary

We are a diversified real estate company with headquarters in Austin, Texas. We are engaged primarily in the acquisition, entitlement, development, management, and sale of commercial, and multi-family and single-family residential real estate properties, and real estate leasing in the Austin, Texas area and other select, fast-growing markets in Texas.

2021 Performance Highlights.

Please refer to “Performance Highlights” on page 7 of this Proxy Statement for more information.

Executive Compensation Program at a Glance

Our executive compensation program has historically had three primary elements: base salary, annual cash incentive awards and long-term incentive awards. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program and is intended to provide a minimum fixed level of cash compensation. Annual cash incentives are designed to reward the achievement of short-term financial and operational goals that support our business and strategy. Long-term incentives drive our NEOs to focus on stockholder value creation over the long term and align the interests of our NEOs with those of our stockholders. Our long-term incentive awards have consisted of annual RSU awards and awards under our Profit Participation Incentive Plan (the “Profit Plan”).

The Profit Plan was implemented in 2018 with the objective of incentivizing the Company’s senior executive team to create and execute on development projects that would deliver an attractive return to the Company, by allowing the executives and other appropriate personnel to share in the value they create for the Company and its stockholders after the Company’s return exceeded a hurdle rate set by the compensation committee. The compensation committee and Board believe that the Profit Plan has demonstrated its effectiveness, as evidenced by the substantial value created for the Company and its stockholders, and shared with executives, by the sales of The Saint Mary and The Santal in 2021 and valuation events for West Killeen Market in 2020 and Lantana Place in 2021. As the Profit Plan has matured and started to provide meaningful payouts to participants, the compensation committee believes it is appropriate to adjust the level of annual cash incentive awards and annual RSU awards, especially in years when the Profit Plan payouts are significant, as was the case for 2021. In February 2022, in making compensation decisions for 2021, the compensation committee reviewed the Company’s 2021 performance highlights and achievements above, noting that 2021 was the most productive year in the Company’s history, and noting management’s significant achievements outside of the projects in the Profit Plan. In light of the significant cash payouts under the Profit Plan, the compensation committee decided not to award an annual cash incentive award for 2021. However, in recognition of the NEOs accomplishments during 2021 outside of the projects included in the Profit Plan, and to further align executive compensation with Company performance, the compensation committee did continue its practice of awarding an annual grant of RSUs under our long-term incentive program for 2022, and awarded Mr. Armstrong 10,000 RSUs and Ms. Pickens 3,000 RSUs, which ratably convert into shares of our Common Stock over a four-year period. The compensation committee also decided to retain an independent compensation consultant during 2022 to conduct a holistic review of our executive compensation program with the goal of further aligning it with Company performance.

The following table summarizes the compensation committee’s executive compensation payout decisions for 2021, which are described in more detail later in this CD&A.

2021 Executive Compensation Program

Compensation Component	Characteristics	Summary of 2021 Results/Actions
Base Salary	• Fixed cash compensation • Competitive level of base compensation, critical for attraction and retention • Amounts reviewed and determined annually	• The NEOs did not receive base salary increases during 2021

Compensation Component	Characteristics	Summary of 2021 Results/Actions
Annual Incentive Program

•  Annual variable cash compensation based on performance factors outside the Profit Plan

•  Efforts and accomplishments in connection with our development projects that have been approved by the compensation committee for inclusion in the Profit Plan (“approved development projects”) are not factored into awards under the annual incentive program

•  Focused on the executive’s efforts in maximizing annual operating and financial performance

•  Amounts reviewed and determined annually

•  The NEOs did not receive annual cash incentive awards for 2021 in light of the significant value created in 2021 by three approved development projects included in the Profit Plan and the resulting payouts. However, in recognition of the NEOs’ accomplishments during 2021 outside the Profit Plan and to further align NEO compensation with Company performance, in 2022 Mr. Armstrong was awarded 10,000 RSUs and Ms. Pickens was awarded 3,000 RSUs, which ratably convert into shares of our Common Stock over a four-year period under the long-term incentive program for 2022

Long-Term Incentive (LTI) Program

•  Profit Plan awards – beginning in 2018, each award recipient, including our NEOs, may receive a bonus payout based on his or her interest in the profits pool generated by each of our approved development projects

•  Cash payouts are triggered by a capital transaction (generally defined as the sale or exchange of the project to an unaffiliated party) with respect to the project occurring prior to the third anniversary of the project’s substantial completion date (a “valuation date”)

•  If a capital transaction does not occur prior to the valuation date, then in lieu of a cash payout, participants will receive an equivalent number of stock-settled RSUs, based on the 12-month trailing average price of our Common Stock during the year in which the valuation date occurs, which RSUs will vest over a three-year period based on continued service

•  25% of the “net company profits” (as defined in the Profit Plan) from each approved development project (i.e., after return of the Company’s costs and any capital contributions and a preferred return of 10% per annum) is set aside to fund the profit pool

•  During 2021, we sold two approved development projects, and a third approved development project reached its valuation date, resulting in payouts in 2022 of cash and stock-settled RSUs, subject to approval of the 2022 Stock Incentive Plan

•  In 2021, the NEOs received payouts of stock-settled RSUs for an approved development project included in the Profit Plan that reached its valuation date in 2020

•  In early 2021, Mr. Armstrong was granted 18,750 RSU and Ms. Pickens was granted 3,000 RSUs under the Company’s annual grant program

Compensation Component	Characteristics	Summary of 2021 Results/Actions

•  Total cash payments for a given year to our NEOs are capped at four times the NEO’s base salary, and any amounts due in excess of that amount will be converted to an equivalent number of RSUs with a one-year vesting period

•  RSU awards – reviewed and granted annually; vest ratably over a four-year period, enhancing stockholder alignment, retention, and development of long-term ownership by our NEOs

Compensation Governance and Stockholder Engagement.

Our executive compensation program is designed and managed by the compensation committee, which is comprised entirely of independent directors. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding various constituencies. The compensation committee values stockholder perspectives as an element of the review process. The compensation committee ensures it is aware of our stockholders’ views both through direct conversations with stockholders, including one large stockholder with a representative on our Board, and through the broad feedback mechanism of our annual say-on-pay advisory vote on executive compensation.

We hold a say-on-pay advisory vote on executive compensation annually. At our 2020 annual meeting, more than 97% of the votes cast voted in support of our say-on-pay vote. We were pleased with these results and believe it reflects our continuous efforts to engage with stockholders and solicit their feedback on our executive compensation program. In contrast, at our 2021 annual meeting during which we were engaged in a proxy contest that we ultimately won, 55% of the votes cast voted in support of our say-on-pay vote. Upon a review of the voting reports, virtually all of the stockholders who voted on activist stockholder Oasis’s proxy card in the proxy contest in support of Oasis’s director nominees also followed Oasis’s recommendation to vote against the say-on-pay proposal, while only 19% of the stockholders who voted on the Company’s proxy card voted against the say-on-pay proposal. Given these results, and the fact that our executive compensation program had not substantively changed between the time of our 2020 annual meeting and our 2021 annual meeting, we believe the 2021 say-on-pay results were driven largely by extraneous matters related to the proxy contest. Accordingly, the compensation committee concluded that our executive compensation program continues to provide a competitive pay-for-performance package that effectively incentivizes the NEOs and encourages long-term retention. Thus, the compensation committee determined not to make any significant changes to our 2021 executive compensation policies or decisions as a result of the vote. The compensation committee did decide to retain an independent compensation consultant during 2022 to conduct a holistic review of our executive compensation program with the goal of further aligning it with Company performance. Our compensation committee will continue to consider the outcome of our say-on-pay proposals and our stockholders’ views when making future compensation decisions for our NEOs.

The compensation committee strives to incorporate compensation “best practices” into our program design, some of which are highlighted below and discussed elsewhere in this CD&A.

Executive Compensation Best Practices

➢

Long-Term Incentive Program Tied to Success and Profitability of Our Development Projects – In July 2018, the compensation committee unanimously adopted the Profit Plan, which provides participants, including our executives, with economic incentives tied to the success and profitability of our approved development projects, a significant focus of our business.

➢

Annual Incentives Based on Performance – Our annual incentive bonus awards are not guaranteed, but are based on the compensation committee’s evaluation of the Company’s operating and financial performance during the year.

➢	Paying for Performance – the majority of our executive officers’ compensation is variable, at risk and tied to our performance and the price of our common stock.

➢	Clawback Policy – Performance-based awards are subject to a clawback policy.

➢

Anti-Pledging and Anti-Hedging Policies – Since 2016, we have prohibited our NEOs and directors from entering into new pledges of our securities, and we prohibit our NEOs from entering into hedging arrangements with respect to our securities.

➢

“Double Trigger” Equity Acceleration due to a Change of Control – RSUs will only accelerate upon a qualifying termination occurring within two years following a change of control. Further, awards under our Profit Plan do not accelerate upon a change of control.

➢

“Double Trigger” Change of Control Cash Payments – The severance and change of control agreements with our NEOs provide for change of control cash payments only upon a qualifying termination of employment.

➢

Engagement of Independent Compensation Consultant – From time to time, the compensation committee, in its sole discretion, retains an independent compensation consultant who reports directly to the compensation committee and does not provide any other services to management or the Company. The compensation committee has decided to retain an independent compensation consultant during 2022 to conduct a holistic review of our executive compensation program with the goal of further aligning it with Company performance.

➢

Executives Subject to Stock Ownership Guidelines – We expect our executive officers to maintain certain levels of ownership in our Company, thus aligning their interests with our stockholders’ interests. Both of our NEOs currently exceed their ownership requirements. See “Stock Ownership Guidelines” below for more information.

➢	No Excise Tax Gross-Ups – We do not provide any excise tax gross-ups to our NEOs.

➢

No Retirement Benefits that are Not Available to Employees Generally – We provide our executive officers with the same retirement benefits that are generally available to our other full-time employees.

➢	No Excessive Perquisites – We provide limited perquisites to our executive officers.

Objectives of Our Compensation Program

The compensation committee is responsible for designing, implementing, and administering our executive compensation program. The compensation committee seeks to increase stockholder value by:

•	rewarding performance;

•	aligning the interests of the executive officers with the interests of our stockholders for near-and long-term performance and our business strategy; and

•	providing a level of total compensation that will enable the Company to attract, incentivize and retain talented executive officers.

The compensation committee believes compensation should reward achievement of business performance goals, recognize individual initiative and leadership and link the interests of the executive officers and our stockholders. As a result, as reflected in the graph below, the majority of our president and chief executive officer’s total compensation paid during the three-year period ended December 31, 2021 consisted of variable, at risk forms of pay that were dependent on our performance and the price of our Common Stock. Participation interests granted under the Profit Plan are reflected in the 2021 Summary Compensation Table and in the graph below at payout rather than at grant. Awards under the Profit Plan pay out in the year following the year in which a capital transaction (generally defined as a sale or exchange to an unaffiliated party) or valuation event for an approved development project occurs. As required by SEC rules, cash award payouts under the Profit Plan are reflected in the year a capital transaction occurs for an approved development project (although not paid until the following year), and RSU award payouts are reflected in the year paid. As discussed below on page 38, the Profit Plan was implemented in 2018, and 2021 marked the first year in which our executive officers received a payout in connection with their participation interests in the plan.

Allocation of CEO Compensation – 2019-2021

Total Fixed Pay = 25%     Total Variable, At-Risk Pay = 75%

Allocation of CEO Compensation – 2019-2021 Total Fixed Pay = 25% Total Variable, At-Risk Pay = 75% Fixed Pay – Other 3% Fixed Pay – Salary 22% Variable Pay – PPIP Awards 37% Variable Pay – AIP 20% Variable Pay – Stock Awards 18%

Components of Executive Compensation

For 2021, our executive compensation program included three primary components: (1) base salary, (2) an opportunity for an annual cash incentive award, and (3) long-term incentive awards in the form of RSUs and participation interests in the Profit Plan.

After reviewing these components of our compensation program, the compensation committee believes that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the Company. The compensation committee believes the mix of short-term compensation (in the form of salary and annual incentive awards, if any), and long-term compensation (in the form of Profit Plan awards and RSU awards) also prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.

Base Salaries.

Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Base salaries are reviewed and determined by the compensation committee annually. Actual individual salary amounts reflect the compensation committee’s judgment with respect to each executive officer’s responsibilities, performance, work experience and the individual’s historical salary level. With regard to our president and chief executive officer, our goal is to allocate more compensation to the variable, performance-dependent elements of the total compensation package. The compensation committee has not increased our executive officers’ base salaries since 2018.

Annual Incentive Awards.

Annual cash incentives have been a variable “at-risk” component of compensation designed to reward our executive officers for maximizing annual operating and financial performance. Given the adoption of the Profit Plan in 2018, the compensation committee does not consider efforts or accomplishments in connection with the approved development projects under the Profit Plan when awarding annual cash incentives. Under our annual incentive program, annual incentive awards are reviewed and determined annually by the compensation committee following the end of the year based on the compensation committee’s assessment of the individual’s level of responsibility for the Company’s performance during the year and after reviewing overall market conditions. As noted above, we have only two executive officers, and the compensation committee’s decisions regarding annual incentive awards reflect its views as to the broad scope of responsibilities of each executive officer and its determination of each executive officer’s significant impact on and contributions to the Company’s overall success.

In February 2022, the compensation committee reviewed the Company’s 2021 financial and operational highlights and achievements, noting that 2021 was the most productive year in the Company’s history, and noting management’s significant achievements outside of the projects in the Profit Plan. As the Profit Plan has matured and started to provide meaningful payouts to participants, the compensation committee decided that it is appropriate to adjust the level of annual cash incentive awards as well as the annual RSU grants, especially in years when the Profit Plan payouts are significant, as was the case for 2021. In light of the significant cash payouts under the Profit Plan, the compensation committee decided not to award an annual cash incentive award for 2021. However, in recognition of the NEOs accomplishments during 2021 outside of the projects included in the Profit Plan, and to further align executive compensation with Company performance, the compensation committee did continue its practice of awarding an annual grant of RSUs under our long-term incentive program for 2022 and awarded Mr. Armstrong 10,000 RSUs and Ms. Pickens 3,000 RSUs, which ratably convert into shares of our Common Stock over a four-year period.

Long-Term Incentive Awards.

The long-term incentives granted to our NEOs are based upon the position of each executive officer and the compensation committee’s subjective assessment of corporate and individual performance for the prior year. Since 2018, our long-term incentive program has consisted of the following two incentives:

•

Profit Plan Awards – these awards are reviewed and may be granted throughout the year in connection with the Board’s approval of a new development project and the compensation committee’s approval of such project for inclusion in the Profit Plan. The awards provide an opportunity for the participants, including our NEOs, to receive cash bonuses (and/or RSUs in certain circumstances described below) based on the success of the approved development project. The compensation committee believes that the Company’s growth potential lies with its current and future development projects, thus this long-term performance award, focused on incentivizing and rewarding achievements in this area of the Company’s business, aligns the interests of the participants with those of our stockholders.

•

RSU Awards – these awards, which pay out in an equivalent number of shares of our Common Stock, are reviewed and have been granted annually and vest ratably over a four-year period. The compensation committee believes the RSU awards reinforce the relationship between compensation and long-term appreciation in the market price of the Company’s Common Stock and align each executive officer’s financial interests with those of the Company’s stockholders. In February 2021, Mr. Armstrong received an award of 18,750 RSUs and Ms. Pickens received an award of 3,000 RSUs under this time-vested component of our long-term incentive program.

Description of the Profit Plan. The Profit Plan is modeled after a “promote” arrangement that is a common compensation structure used by the Company’s private company peers. Highlights of the Profit Plan include:

Its Purpose:

•  Aligns with our business strategy by tying a significant element of our NEOs’ compensation to the success of our development projects.

•  Creates an ownership mentality among participants with respect to the approved development projects, encouraging high performance.

•  Strengthens the team mentality of key members of our project teams.

How it Works:

•  25% of the “net company profits” from each approved development project will be set aside in a “profits pool” to fund payouts, and the compensation committee will allocate participation interests in each pool to our executive officers, and select employees and consultants determined to be instrumental in the success of the project.

•  The “net company profits” generated by each project is calculated as net proceeds to the Company from a capital transaction (generally defined as the sale or exchange of the project to an unaffiliated party) after the Company has received (i) a return of its costs and any capital contributions, and (ii) a preferred return of 10% per annum.

•  Participants will vest in the right to receive a payout of their interests in an approved development project upon a capital transaction. If a capital transaction has not occurred prior to the third anniversary of the date the project is substantially complete (a valuation date), the compensation committee will obtain a third-party appraisal of the project as of the valuation date. Based on that value, the compensation committee will determine if any net company profits would have been generated after applying the hurdles described above. If so, then in lieu of receiving a cash bonus, the participant will receive an award of an equivalent number of stock-settled RSUs, based on the 12-month trailing average price of our Common Stock during the year in which the valuation date occurred, that will vest in annual installments over a three-year period, provided that the participant satisfies the applicable service conditions.

Profit Plan Features Protecting Company and Stockholder Interests

The following features of the Profit Plan are designed to protect Company and stockholder interests by limiting the Company’s required cash outlay and ensuring the Board retains flexibility to determine when and if the sale of an approved development project is appropriate:

•

Significant Hurdles – the financial hurdles that must be met before a profit pool is funded (return of all costs and capital contributions and a preferred return of 10% per annum) ensure a significant return for the Company before any cash payouts are made.

•

Limits on Cash Payouts to Executive Officers – the total cash payments made for a given year to an executive officer may not exceed four times the executive officer’s base salary, and any amounts due under the Profit Plan in excess of that amount will be converted to an equivalent number of stock-settled RSUs with a one-year vesting period.

•

No Cash Payouts without a Corresponding Sale – any amounts due in connection with a valuation date rather than a capital transaction are paid in an equivalent number of RSUs (with a three-year vesting requirement requiring continued employment to earn the award), in lieu of a cash payment.

•

Board Flexibility – the inclusion of a stock payout, via the grant of a stock-settled RSU award, in the event of a valuation date gives the Board the flexibility to retain an asset if it determines that is in the best interest of the Company and its stockholders, without disadvantaging the participants or putting a cash burden on the Company.

2021 Payment Events under the Profit Plan

The Profit Plan was implemented in 2018, and 2021 marked the first year in which our executive officers received a payout in connection with their participation interests in the plan. Since the Profit Plan’s adoption, the compensation committee has granted participation interests in nine development projects to our executive officers and other personnel, including the following four projects that have reached a payment event under the Profit Plan:

•	West Killeen Market – reached its valuation date on October 17, 2020;

•	The Saint Mary – sold on January 11, 2021;

•	Lantana Place – reached its valuation date on September 6, 2021; and

•	Santal Phase II – sold on December 10, 2021.

Payouts under the Profit Plan may be in cash or RSUs, depending on the circumstances, as described below.

Capital Transaction Events: The Profit Plan provides that following the end of each calendar year, the compensation committee will review all capital transactions (generally defined as the sale or exchange of the project to an unaffiliated party) that occurred during the year for approved development projects and if it determines that the applicable financial hurdles described above were met, the compensation committee will approve the payout due each participant in connection with his or her participation interest in the applicable project or projects. Any such payments will be paid in cash prior to March 15th of the year following the capital transaction (provided the total payouts due for the year do not exceed a participant’s cash limit, if applicable). The compensation committee reviewed the calculations of net proceeds from the sales of The Saint Mary and Santal Phase II, and determined that the Company had received (1) a return of its costs and any capital contributions, and (2) a preferred return of at least 10% per annum, with respect to both projects, and that therefore both transactions had generated a “profit pool” under the Profit Plan, as follows:

	Sale Price	Net Company Profits (i.e., profits above the hurdle rate)	Profits Pool (25% of Net Company Profits)
The Saint Mary	$60 million	$8.5 million	$2.1 million
Santal Phase II	$152 million	$26.8 million	$6.7 million

Total	$212 million	$35.3 million	$8.7 million

The following describes each executive officer’s participation interest in the two projects and the total cash payments due under the Profit Plan as a result of these 2021 capital transactions:

	Interest in The Saint Mary	Payment Due from The Saint Mary	Interest in Santal Phase II	Payment Due from Santal Phase II	Total Payment Due from Capital Transactions	Total Cash Payment Received after Reduction (1)
Mr. Armstrong	36%	$767,464	42%	$2,815,643	$3,583,107	$2,000,000
Ms. Pickens	9%	$191,866	10.5%	$703,911	$895,777	n/a

(1)

Mr. Armstrong’s cash limit is four times his base salary, or $2 million. Under the terms of the Profit Plan, in February 2022, the compensation committee approved a grant of 51,973 stock-settled RSUs in payment of the remaining $1,583,107 due to him in connection with these two projects, which RSUs will vest one year from the date of grant and are subject to approval of the 2022 Stock Incentive Plan at the 2022 Annual Meeting. If the 2022 Stock Incentive Plan is not approved, the 51,973 RSUs will be awarded as cash-settled RSUs pursuant to the terms of the Profit Plan. Because these RSUs were granted in 2022, these awards will not appear in the Summary Compensation Table until 2022 compensation is reported in accordance with the SEC’s rules.

Valuation Date Events: As noted above, if a capital transaction has not occurred with respect to an approved development project prior to the third anniversary of the date the project is substantially complete (a “valuation date”), the terms of the Profit Plan provide for an alternative payout. In lieu of a cash payment, in the year following the valuation date the participants will receive an award of an equivalent number of stock-settled RSUs if any net company profits would have been generated based on the appraised value of the project as of the valuation date.

Two approved development projects have reached their valuation date – West Killeen Market in 2020 and Lantana Place in 2021. Accordingly, the compensation committee reviewed the third-party appraisals of these projects at meetings during 2021 and 2022, respectively, and determined that net company profits would have been generated based on the appraised value of each property after the Company would have received (1) a return of its costs and any capital contributions, and (2) a preferred return of at least 10% per annum. The compensation committee then approved awards of stock-settled RSUs to each participant in each project equivalent to his or her participation interest based on the 12-month trailing average price of our Common Stock during the year in which the applicable valuation date occurred. These RSUs vest over the three-year period after the date of grant.

The following describes each executive officer’s participation interest in the two projects and the stock-settled RSUs granted to each as a result of the valuation date events occurring during 2020 and 2021:

	Interest in West Killeen Market	Stock-Settled RSUs granted March 11, 2021 – West Killeen Market (1)	Interest in Lantana Place	Stock-Settled RSUs granted February 17, 2022 – Lantana Place (2)
Mr. Armstrong	32%	17,991	32%	41,012
Ms. Pickens	8%	4,498	8%	10,253

(1)	Because these RSUs were granted in 2021, the grant date value of these RSUs is included for each executive officer under “Stock Awards” in the 2021 Summary Compensation Table on page 43.

(2)

Although the compensation committee approved these grants on February 17, 2022, the grants are subject to approval of the 2022 Stock Incentive Plan at the 2022 Annual Meeting. If the 2022 Stock Incentive Plan is not approved, these RSUs will be awarded as cash-settled RSUs pursuant to the terms of the Profit Plan. In addition, because these RSUs were granted in 2022, these awards will not appear in the Summary Compensation Table until 2022 compensation is reported in accordance with the SEC rules.

Outstanding Development Projects under the Profit Plan

The following table sets forth the outstanding approved development projects under the Profit Plan, the participation interest in each granted to our executive officers and the valuation date for each project that is substantially complete:

Approved Development Projects	Participation Interests (1)		Grant Date	Substantial Completion Date	Valuation Date (2)
	Mr. Armstrong	Ms. Pickens
Amarra Villas	32%	8%	August 2, 2018	n/a	n/a
Jones Crossing	30%	7.5%	August 2, 2018	n/a	n/a
Kingwood Place	26%	6.5%	August 2, 2018	July 15, 2020	July 15, 2023
Magnolia Place Phase I	25%	5%	September 23, 2019	n/a	n/a
The Saint June	27.5%	7.5%	February 17, 2022	n/a	n/a

(1)

Under the SEC’s rules, the grant of these awards is not reflected in the 2021 Summary Compensation Table. As a non-equity incentive award, participation interests granted under the Profit Plan are reflected in the 2021 Summary Compensation Table at payout rather than at grant. Awards under the Profit Plan pay out in the year following the year in which a capital transaction (generally defined as a sale or exchange to an unaffiliated party) or valuation event for an approved development project occurs. As required by SEC rules, cash award payouts under the Profit Plan are reflected in the year a capital transaction occurs for an approved development project (although not paid until the following year), and RSU award payouts are reflected in the year paid.

(2)

The valuation date is the third anniversary of the date the approved development project is substantially complete. If a capital transaction (generally defined as the sale or exchange of the project to an unaffiliated party) has not occurred by this date, the Profit Plan provides for a grant of RSUs as described above.

Limited Executive Perquisites and No Special Retirement Benefits

We seek to maintain a cost-conscious culture. As a result, we provide limited perquisites to our executive officers. Please see the 2021 Summary Compensation Table on page 43 of this Proxy Statement for a description of the limited perquisites provided in 2021.

Retirement benefits fulfill an important role within our overall executive compensation objectives by providing a financial security component, which in turn promotes retention. We provide our executive officers with the same retirement benefits that are generally available to our other full-time employees. Specifically, we maintain a 401(k) plan, which is a tax-qualified defined contribution retirement plan. Our 401(k) plan provides a 5% employer match, a 3% safe harbor contribution and a discretionary match of up to 10% of employee eligible compensation. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans. We provide life insurance to all full-time Company employees.

Change of Control and Severance Benefits

We provide our executive officers with certain contractual protections in the event of an involuntary separation either prior to or in connection with a change of control of the Company. Effective April 1, 2019, each of Mr. Armstrong and Ms. Pickens entered into a severance and change of control agreement with the Company, with each agreement having a three-year term and with terms consistent with the previous agreements. These agreements, which expire on March 31, 2022, have been renewed for a new three-year term with substantially similar terms. We believe that severance protections, including reduced levels of protection triggered in connection with a qualifying termination without a change of control, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the real estate industry. In addition, we believe these benefits also serve our stockholders’ interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections to be an important part of our executive officers’ compensation packages.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during the important time when their prospects for continued employment following a transaction are often uncertain, we provide them with enhanced severance benefits if their employment is terminated by the Company without cause or by the executive with good reason in connection with a change of control. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

The payment of cash severance benefits following a change of control transaction is only triggered by an actual or constructive termination of employment following the change of control (i.e., a “double trigger”). In addition, our long-term incentive awards also provide for a double trigger. Under the terms of these awards, RSUs will accelerate upon a qualifying termination occurring within two years following the change of control.

The potential severance and change of control benefits payable under these agreements as of December 31, 2021, are more fully described in “Potential Payments upon Termination or Change in Control” on page 45 of this Proxy Statement.

Compensation Processes and Policies

Role of Advisors.

To assist in evaluating our compensation practices and the level of compensation provided to our executives, the compensation committee has engaged an independent compensation consultant from time to time. Consistent with the compensation committee’s longstanding policy, any such consultant will not provide, and has not provided, any services to the Company’s management. Prior to 2022, the compensation committee’s most recent engagement with respect to our executive compensation program was during 2018, when the consultant (1) provided certain background information on market practices relating to how development-focused companies compensate their key executive officers, and (2) assessed the general economic terms of the Profit Plan and otherwise assisted the compensation committee in its formulation of the Profit Plan. As noted above, the compensation committee has decided to engage its prior consultant, now with FTI, in 2022 to conduct a review of the Company’s executive compensation program.

Role of Executive Officers.

Our chief executive officer makes recommendations to the compensation committee regarding the base salary, annual incentive award and long-term incentive awards for our chief financial officer, based on his qualitative judgment regarding her individual performance, although the compensation committee makes all final compensation decisions regarding our executive officers. Neither of our executive officers is present when the compensation committee discusses or determines any aspect of their compensation.

Clawback Policy.

The awards under the Profit Plan and our 2017 Stock Incentive Plan are subject to a clawback provision that enables the Company to clawback all or a portion of incentive compensation paid under the respective award in the event an executive’s misconduct causes the Company to issue a restatement of its financial statements. The awards also provide that they will be subject to any clawback policy adopted by the Company in accordance with the SEC’s final rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Stock Ownership Guidelines.

We require stock accumulation because we believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. Accordingly, our Board adopted stock ownership guidelines applicable to our executive officers. The guidelines are administered by the compensation committee. Under the guidelines, Mr. Armstrong and Ms. Pickens are expected to maintain ownership of shares of our Common Stock valued at three times and one time, respectively, his or her base salary, determined by reference to the three-year trailing average monthly stock price. Shares of our Common Stock currently owned but not pledged and shares issuable upon the vesting of outstanding time-vested RSUs are counted for purposes of the stock ownership guidelines. Shares pledged under our grandfathered pledge policy, shares issuable under any performance-based equity awards and shares owned on behalf of a spouse or children are not counted for purposes of the stock ownership guidelines. Finally, shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares will be made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the executive has maintained a pecuniary interest in the shares. Mr. Armstrong and Ms. Pickens both currently exceed their target ownership levels, as applicable.

Accounting and Tax Considerations.

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation awarded to our executive officers. However, the compensation committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit or value to the executive officer.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain named executive officers. The compensation committee does not have a policy requiring executive compensation to qualify as deductible under Section 162(m), and has retained discretion to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent.

Compensation Committee Report

The compensation committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis, and based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the compensation committee on March 24, 2022:

James E. Joseph, Chair

Laurie L. Dotter

Kate B. Henriksen

Michael D. Madden

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our NEOs for the fiscal years ended December 31, 2021, 2020 and 2019. Mr. Armstrong and Ms. Pickens were our only executive officers during such fiscal years.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
William H. Armstrong III	2021	$500,000	$0	$998,011	$2,000,000	$63,617	$3,561,628
Chairman of the Board, President and Chief Executive Officer	2020	500,000	700,000	452,750	0	45,233	1,697,983
	2019	500,000	700,000	278,880	0	69,518	1,548,398

Erin D. Pickens	2021	275,000	0	204,200	895,777	69,036	1,444,013
Senior Vice President and Chief Financial Officer	2020	275,000	160,000	72,446	0	51,678	559,124
	2019	275,000	160,000	46,480	0	72,837	554,317

(1)

Represents RSUs valued on the date of grant at the closing sale price per share of our Common Stock in accordance with ASC Topic 718, disregarding the effect of forfeitures. For 2021, reflects an annual grant of RSUs in 2021 under our long-term incentive program, and also includes RSUs paid in 2021 under the terms of the Profit Plan in connection with a valuation event that occurred during 2020. See the Grants of Plan-Based Awards table below for more information on these awards.

(2)

For 2021, represents cash incentive payments earned pursuant to the terms of the Profit Plan related to the payout of participation interests following the sales of The Saint Mary development project on January 11, 2021 and the Santal Phase II development project on December 10, 2021. Participation interests granted under the Profit Plan are reflected in the 2021 Summary Compensation Table at payout rather than at grant. Awards under the Profit Plan pay out in the year following the year in which a capital transaction (generally defined as a sale or exchange to an unaffiliated party) or valuation event for an approved development project occurs. As required by SEC rules, cash award payouts under the Profit Plan are reflected in the year a capital transaction occurs for an approved development project (although not paid until the following year), and RSU award payouts are reflected in the year paid. See “2021 Payment Events under the Profit Plan” on page 38 for more information on these payouts and the Profit Plan.

(3)

The amounts reported in the “All Other Compensation” column for 2021 reflect, for each named executive officer, the sum of the incremental cost to the Company of all perquisites and other personal benefits, which consists of payments for automobile leases, maintenance and insurance, and all other additional compensation, which consists of amounts contributed by the Company to the 401(k) plan and the dollar value of life insurance premiums paid by the Company. The 401(k) plan and life insurance benefits are available to our named executive officers on the same basis as other Company employees.

	Perquisites and Other Personal Benefits (1)	Additional All Other Compensation
Name		401(k) Plan Contributions	Life Insurance Premiums
Mr. Armstrong	$23,440	$37,450	$2,727
Ms. Pickens	30,109	36,200	2,727

(1)    Consists of payments for automobile leases, maintenance and insurance.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
William H. Armstrong III
RSUs (LTI) (1)	2/11/2021	18,750	$503,438
RSUs (Profit Plan) (2)	3/11/2021	17,991	494,573
Erin D. Pickens
RSUs (LTI) (1)	2/11/2021	3,000	80,550
RSUs (Profit Plan) (2)	3/11/2021	4,498	123,650

(1)

Reflects RSUs awarded under our long-term incentive program. The RSUs will ratably convert into shares of our Common Stock over a four-year period, or, if earlier, upon a termination of employment due to death, disability or retirement, or upon a qualifying termination following a change of control of the Company as described in greater detail below under “Potential Payments upon Termination or Change in Control.”

(2)

Reflects RSUs awarded under the terms of the Profit Plan in connection with the valuation event for the West Killeen Market development project on October 17, 2020. The RSUs will ratably convert into shares of our Common Stock over a three-year period, or, if earlier, upon a termination of employment due to death, disability or retirement, or upon a termination of employment by the Company without cause or by the executive with good reason (as those terms are defined in the applicable RSU agreement), as described in greater detail below under “Potential Payments upon Termination or Change in Control.”

For additional information regarding the compensation paid to our NEOs and the Profit Plan, see “Compensation Discussion and Analysis” on page 29 of this Proxy Statement.

Outstanding Equity Awards at December 31, 2021

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
William H. Armstrong III	64,491	$2,358,436
Erin D. Pickens	11,998	438,767

(1)

Unless the award is forfeited or vesting is accelerated because of a termination of employment or change of control as described below under “Potential Payments upon Termination or Change in Control” on page 45 of this Proxy Statement, the RSUs held by the NEOs will vest and be paid out in an equivalent number of shares of our Common Stock as follows:

Name	RSUs	Vesting Date
Mr. Armstrong	5,997	03/11/22
	16,937	03/15/22
	5,997	03/11/23
	13,937	03/15/23
	5,557	03/11/24
	10,938	03/15/24
	4,688	03/15/25

Ms. Pickens	1,499	03/11/22
	2,750	03/15/22
	1,499	03/11/23
	2,250	03/15/23
	1,500	03/11/24
	1,750	03/15/24
	750	03/15/25

(2)	The market value of the awards as reflected in this table was based on the $36.57 closing market price per share of our Common Stock on December 31, 2021.

Potential Payments upon Termination or Change in Control

Severance and Change of Control Agreements.

As of December 31, 2021, our named executive officers were each a party to severance and change of control agreement with the Company entered into effective April 1, 2019 and expiring March 31, 2022 (the “agreements”). Effective April 1, 2022, the Company and the executives renewed the agreements for another three-year term, with terms substantially similar to the 2019 agreements. The agreements entitle each executive to receive additional benefits in the event of the termination of his or her employment under certain circumstances.

Termination without Cause or with Good Reason.

Each agreement provides that if the executive officer’s employment is terminated by the Company without cause or by the executive with good reason, the executive will receive from the Company:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated;

•

a lump-sum cash payment equal to the sum of (a) the executive’s base salary in effect at the time of termination and (b) the average annual bonus awarded to the executive for the three fiscal years immediately preceding the termination date (excluding any payments for long-term incentives); and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

Termination after Change of Control as a Result of Death, Disability or Retirement.

Each agreement provides that if, during the three-year period following a change of control, the executive’s employment with the Company or its successor is terminated as a result of death, disability or retirement, the executive or his or her legal representatives will receive from the Company or its successor any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated.

Termination after Change of Control for Cause or Voluntary Termination without Good Reason.

Each agreement provides that if, following a change of control, the executive’s employment with the Company or its successor is terminated for cause (as defined below) or by the executive for other than good reason (as defined below), the executive will receive from the Company or its successor any accrued but unpaid salary.

Termination after Change of Control without Cause or with Good Reason.

Each agreement provides that if, during the three-year period following a change of control, the Company or its successor terminates the executive without cause, or the executive voluntarily terminates his or her employment for good reason, the executive will receive from the Company or its successor:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated;

•

a lump-sum cash payment equal to 2.99 times the sum of (a) the executive’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to the executive for the three fiscal years immediately preceding the termination date (excluding any payments for long-term incentives); and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

As a condition to receipt of these benefits, Mr. Armstrong and Ms. Pickens must retain in confidence all confidential information known to him or her concerning our business. Such obligations continue to apply after a change of control. Notwithstanding the timing of benefits noted above, in the event that Mr. Armstrong or Ms. Pickens are considered to be “specified employees” under Section 409A of the Internal Revenue Code at the time of their termination of employment, they may not receive certain severance benefits until the expiration of a six month period following their respective terminations of employment.

Equity-Based Awards – Impact of Termination of Employment or Change of Control.

Pursuant to the terms of all outstanding RSU agreements, upon termination of employment as a result of death, disability or retirement, the executive officer’s outstanding RSUs will vest. In addition, for the RSUs granted in connection with our Profit Plan, the termination of the recipient’s employment by the Company without cause or by the recipient for good reason will result in vesting of the RSUs. In connection with a change of control, outstanding RSUs will vest only upon the termination of the recipient’s employment by the Company without cause or by the recipient for good reason within two years following the change of control.

Profit Participation Incentive Plan – Impact of Termination of Employment or Change of Control.

Pursuant to the terms of the Profit Plan, except as noted below, upon termination of employment prior to completion of a capital transaction with respect to an approved project or the grant of RSUs in connection with a valuation event, an executive officer will forfeit his or her award relating to the approved project under the Profit Plan. If the termination is by the Company without cause or by the executive officer with good reason, then outstanding unvested awards will not be forfeited, and will remain outstanding and be paid out in accordance with the Profit Plan; provided, that any payment of any total valuation bonus will be made in a lump sum cash payment prior to March 15th of the following year.

The following table quantifies the potential payments to our NEOs that would be due or accelerated under the contracts, arrangements, plans and scenarios discussed above, assuming a December 31, 2021 termination date, and where applicable, using the closing price of our Common Stock of $36.57 (as reported on the NASDAQ on December 31, 2021). The table does not include amounts that may be payable under our 401(k) plan. All amounts below include certain estimates and assumptions that exist as of December 31, 2021, and actual amounts or benefits that could be payable to any NEO upon a termination of employment or a change of control cannot be known with certainty until the actual event occurs.

Potential Payments Upon Termination or Change in Control

Name	Lump Sum Severance Payment	Long-Term Incentives (Unvested) (1)	Health and Life Benefits	Total (2)
William H. Armstrong III
• Death, Disability, or Retirement	N/A	$2,358,436	N/A	$2,358,436
• Termination without Cause (3)	$1,250,000	2,358,436	$25,555	3,633,991
• Termination with Good Reason	1,250,000	N/A	25,555	1,275,555
• Change of Control	N/A	N/A	N/A	N/A
• Termination after Change of Control (without Cause or with Good Reason)	4,036,500	2,358,436	25,555	6,420,491

Erin D. Pickens
• Death, Disability, or Retirement	N/A	438,767	N/A	438,767
• Termination without Cause (3)	448,333	438,767	25,555	912,656
• Termination with Good Reason	448,333	N/A	25,555	473,889
• Change of Control	N/A	N/A	N/A	N/A
• Termination after Change of Control (without Cause or with Good Reason)	1,420,250	438,767	25,555	1,884,572

(1)

Amounts represent the value of the RSUs that would have vested for each NEO. In addition, under the Profit Plan, upon a termination without Cause or with Good Reason, participation interests will remain outstanding and pay out pursuant to the terms of the Profit Plan.

(2)

Pursuant to the terms of the 2019 agreements, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, but for purposes of this table we have not reflected any modifications that could occur as a result of Section 280G of the Internal Revenue Code.

(3)	Vesting of the RSUs upon a termination without cause is at the discretion of the compensation committee. We have assumed for purposes of the table that the compensation committee would vest the RSUs.

Definition of Cause.

For purposes of the agreements, “cause” generally means:

•	the executive’s failure to perform his or her duties with the Company or its successor following written demand;

•	the executive’s engagement in conduct that is injurious to the Company or its successor; or

•	the final conviction of the executive of a felony or the entering by the executive of a guilty plea or a plea of no contest to a felony.

For purposes of the RSU agreements, “cause” generally means:

•	the executive’s commission of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine);

•	the executive’s engagement in dishonest or unethical conduct;

•	the executive’s commission of any fraud, theft, embezzlement, or misappropriation of funds;

•	the executive’s failure to carry out a directive of his or her superior; or

•	the breach by the executive of the terms of his or her engagement.

Definition of Change of Control.

For purposes of the agreements and the RSU agreements, a qualifying “change of control” will generally have occurred upon:

•	the acquisition by any person of beneficial ownership of 30% or more of the Company’s outstanding Common Stock;

•

our incumbent Board and individuals whose election or nomination to serve on our Board was approved by a majority of our Board and not related to a proxy contest ceasing for any reason to constitute at least a majority of our Board;

•	the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company; or

•	approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

Definition of Good Reason.

For purposes of the 2019 agreements, “good reason” generally means:

•

any failure of the Company or its successor to provide the executive with the position, duties and responsibilities at least commensurate with the most significant of those held, exercised and assigned prior to the change of control;

•	the assignment to the executive of any duties inconsistent with such executive’s position, duties or responsibilities;

•	the failure of the Company or its successor to comply with the terms of the agreement; or

•	the Company or its successor requiring the executive to be based at any office or location 35 miles or greater from the location at which such executive was based prior to the change of control.

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that it is not binding on the Company, the board of directors or the compensation committee of the board of directors. However, our Board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our NEOs and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this Proxy Statement. This disclosure includes the compensation tables and narrative discussion following the compensation tables.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our NEOs, and our stockholders approved the “say-on-pay” proposal, with approximately 55% of the shares present and entitled to vote voting for the proposal. This year we are again asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Stratus Properties Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that our executive compensation practices are important to our stockholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders, as more fully discussed in “Executive Officer Compensation—Compensation Discussion and Analysis” on page 29 of this Proxy Statement.

In considering how to vote on this proposal, we encourage you to review the relevant disclosures in this Proxy Statement, especially the Compensation Discussion and Analysis, which contains detailed information about our executive compensation program and changes we have made over the last few years.

Although this advisory vote is not binding, our Board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. Following the recommendation of our stockholders at our 2019 annual meeting, we will hold a say-on-pay vote at each annual meeting until the next required vote of our stockholders regarding the frequency of say-on-pay, which will occur at our 2025 annual meeting. As such, it is expected that the next say-on-pay vote will occur at our 2023 annual meeting.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote. For more information on the voting requirements, see “Information About the 2022 Annual Meeting” on page 67 of this Proxy Statement.

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Audit Committee Report

The audit committee is currently composed of four directors, Neville L. Rhone, Jr., Chair, Laurie L. Dotter, James C. Leslie and Michael D. Madden, all of whom are independent, as defined by SEC rules and in the NASDAQ listing standards. In addition, the Board has determined that each of Messrs. Rhone, Leslie and Madden and Ms. Dotter qualifies as an “audit committee financial expert,” as such term is defined in the SEC rules. We operate under a written charter approved by us and adopted by the Board. Our primary function is to assist the Board in fulfilling its oversight responsibilities relating to (1) the effectiveness of the Company’s internal control over financial reporting; (2) the integrity of the Company’s financial statements; (3) the Company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the Company’s independent registered public accounting firm; (5) the performance of the Company’s independent registered public accounting firm and internal audit firm; and (6) the review and approval or ratification of any transaction that would require disclosure under Item 404 of Regulation S-K of the Exchange Act.

We oversee the Company’s financial reporting process on behalf of the Board. Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the Company’s accounting principles and practices, preparing and maintaining the integrity of the Company’s financial statements and maintaining an appropriate system of internal controls, nor are we responsible for auditing the Company’s financial statements or reviewing the Company’s unaudited interim financial statements. Those are the responsibilities of management and the Company’s independent registered public accounting firm, respectively.

During 2021, management assessed the effectiveness of the Company’s system of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Armanino LLP, the Company’s internal audit firm, and BKM, the Company’s independent registered public accounting firm, management’s report on internal control over financial reporting as of December 31, 2021, which is included in our 2021 annual report.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In March 2021, in accordance with our charter, we appointed BKM as the Company’s independent registered public accounting firm for 2021. We have reviewed and discussed the Company’s audited financial statements for 2021 with management and BKM. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and BKM provided an opinion to the same effect.

We have received from BKM the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with BKM their independence. We have also discussed with BKM the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, we have discussed with BKM the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination including the critical audit matters addressed during the audit, their understanding and evaluation of the Company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2021, and various factors affecting the overall quality of accounting principles applied in the Company’s financial reporting. BKM also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements for 2021 in the Company’s Annual Report on Form 10-K for filing with the SEC.

Internal Audit

We also review the Company’s internal audit function, including the selection and compensation of the Company’s internal auditor. In March 2021, in accordance with our charter, our committee appointed Holtzman Partners, LLP as the Company’s internal auditor for 2021. Effective January 1, 2022, partners and employees of Holtzman Partners LLP joined the firm Armanino LLP, and, in accordance with our charter, our committee appointed Armanino LLP as the Company’s internal auditor for 2021.

Submitted by the audit committee on March 24, 2022:

Neville L. Rhone, Jr., Chair

Laurie L. Dotter

James C. Leslie

Michael D. Madden

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the aggregate fees billed for professional services rendered by BKM in 2021 and 2020:

	2021	2020
Audit Fees (1)	$325,000	$340,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	—	35,000

(1)

Audit Fees were primarily for professional services rendered to comply with all statutory and financial audit requirements for the Company and its subsidiaries and affiliates and certain services related to consultations with the Company’s management as to the accounting or disclosure treatment of transactions or events and the impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. Audit Fees in 2021 include $60,000 for separate audits of Stratus Block 21, L.L.C. and Block 21 Service Company LLC, each a subsidiary of the Company. Audit Fees in 2020 included $85,000 for separate audits of Stratus Block 21, L.L.C., Block 21 Service Company LLC, and Santal, L.L.C., each a subsidiary of the Company.

(2)	All Other Fees were primarily for consultation regarding the accounting and financial reporting for a potential REIT conversion process.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the audit committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $15,000 may be pre-approved by the chair of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chair during any fiscal quarter does not exceed $30,000.

At each regularly scheduled audit committee meeting, management updates the audit committee on the scope and anticipated cost of (1) any service pre-approved by the chair since the last meeting of the audit committee; and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm has been approved in advance by the audit committee. During 2021, none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Proposal No. 3: Ratification, on an Advisory Basis, of the Appointment of Our Independent Registered Public Accounting Firm

In March 2022, in accordance with our charter, we appointed BKM as the Company’s independent registered public accounting firm for 2022. Our Board and the audit committee seek stockholder ratification of the audit committee’s appointment of BKM as our independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2022. If our stockholders do not ratify the appointment of BKM, the audit committee will reconsider this appointment. Representatives of BKM are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify, on an Advisory Basis, the Appointment of our Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the shares of our Common Stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Information About the 2022 Annual Meeting” on page 67 of this Proxy Statement.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION, ON AN ADVISORY BASIS, OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal No. 4: Adoption of the 2022 Stock Incentive Plan

Our Board unanimously approved, and recommends that our stockholders adopt, the 2022 Stock Incentive Plan (“the Plan”), which is summarized below and attached as Annex A to this Proxy Statement. Because this is a summary, it does not contain all of the information that may be important to you. You should read Annex A carefully before you decide how to vote.

Why Stockholders Should Vote to Adopt the Plan

Equity Incentive Awards Are An Important Part Of Our Compensation Philosophy

The Company believes that the adoption of the Plan is essential to our success. Equity awards are intended to motivate high levels of performance, align the interests of the Company’s employees and directors with those of its stockholders by giving them the perspective of an owner with an equity stake in the Company and providing a means of recognizing their contributions to the success of the Company. The Board and Company management believe that equity awards are necessary to remain competitive in the industry. We also utilize equity awards in order to limit the cash outlays due participants in our Profit Participation Incentive Plan (the “Profit Plan”), under which we award stock-settled RSUs in payout of certain awards under the Profit Plan, and also in lieu of cash awards if a participant’s cash compensation limit is exceeded. These provisions of the Profit Plan allow us to conserve cash, while ensuring that our executives and other personnel are appropriately incentivized to create and execute on development projects that deliver attractive returns to the Company and its stockholders. See the discussion of our Profit Plan in the Compensation Discussion and Analysis beginning on page 29 for more information.

Our Current Plans Have Insufficient Shares Available For Grant

There are currently less than 27,000 shares remaining available for future grants to our officers, employees and non-employee directors under our current stock incentive plans. In addition, in connection with the payout of participation interests under the terms of the Profit Plan, in February 2022 the compensation committee approved the grant of a total of 173,726 stock-settled RSUs to participants in the Profit Plan. See the discussion under “2021 Payment Events under the Profit Plan” beginning on page 38 for more information regarding these payouts and the Profit Plan. If the Plan is not approved by our stockholders, these RSUs will be converted to cash-settled RSUs pursuant to the terms of the Profit Plan. In addition, we will not have sufficient shares to grant future equity incentives. While the Company could increase cash compensation if it is unable to grant equity incentives, replacing equity awards with cash awards would not only misalign our executive and stockholder interests, it would also increase cash compensation expense and divert cash that could otherwise be reinvested in our business.

We have a History of Prudent Use of Shares

In determining to adopt the Plan, we considered the following:

•

Share Reserve; Expected Duration of the Plan. The Board has approved the reservation of 500,000 shares under the Plan. The Company expects the share reserve under the Plan to provide the Company with enough shares for awards for approximately three to four years, assuming the Company continues to grant awards consistent with its current practices and historical usage, as reflected in its average three-year burn rate in the table below, and noting that future circumstances may require the Company to change its current equity grant practices. As the Company cannot predict its future equity grant practices with any degree of certainty at this time, the share reserve under the Plan could last for a shorter or longer time. If the Plan is approved by our stockholders, no further awards will be made under the Company’s outstanding stock incentive plans.

•	Burn Rate. The following table provides data on our annual share usage under our current stock incentive plans for the last three years.

Year Fiscal	Employee – RSUs	Director – RSUs	Total Awards Granted	Weighted- Average Shares Outstanding	Annual Burn Rate (1)

2019	15,200	10,200	25,400	8,182,101	0.31%

2020	31,500	12,200	43,700	8,211,227	0.53%

2021	77,661	10,900	88,561	8,235,522	0.13%

Average Three-Year Burn Rate					0.32%
(1)

Annual equity burn rate is calculated by dividing (1) the number of shares subject to equity awards granted during the year by (2) the weighted-average number of shares outstanding at the end of the applicable year.

•

Dilution. In calendar years 2019, 2020 and 2021, the end of year overhang rate (calculated by dividing (1) the sum of the number of shares issuable pursuant to equity awards outstanding at the end of the calendar year plus shares remaining available for issuance for future awards at the end of the calendar year by (2) the sum of the number of shares outstanding at the end of the calendar year plus the sum of (1) above) was 3%, 2% and 2%, respectively. Upon adoption of the Plan, the Company expects its overhang to be approximately 7%.

In light of the factors described above, the Board has determined that the size of the share reserve under the Plan is reasonable and appropriate at this time.

Equity Compensation Best Practices Reflected in the Plan

The Plan has a number of provisions that the Company believes are consistent with best practices in equity compensation, protect stockholder interests and promote effective corporate governance, including the following:

•

Stockholder Approval is Required for Additional Shares and Other Material Amendments. The Plan does not contain an annual “evergreen” provision. The Plan authorizes a limited number of shares, and stockholder approval is required to increase the maximum number of shares of common stock which may be issued under the Plan. In addition, other material amendments to the Plan require stockholder approval.

•

No Discount Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of the Company’s common stock on the date the stock option or stock appreciation right is granted; although discount stock options and SARs may be granted in the event such awards are assumed or substituted in connection with certain corporate transactions. For purposes of equity awards, we generally define fair market value as the closing sale price of a share of our common stock on the stock exchange or national market system on which our common stock is listed on such date or, if no sale occurred on the date in question, the closing sale price for a share of our common stock on the last preceding date for which such quotation exists. The closing sale price for a share of our common stock on the NASDAQ, on March 28, 2022 was $41.75.

•	Administration by Independent Directors. Awards under the Plan are administered by the compensation committee, which is an independent committee of our Board.

•	No Automatic Single-Trigger Vesting of Awards. The Plan does not provide for automatic “single-trigger” accelerated vesting upon a change of control.

•

Limitations on Dividend Payments. Dividends and dividend equivalents may be paid on awards subject to performance vesting conditions only to the extent such conditions are met. Further, participants holding stock option or stock appreciation rights do not receive dividend equivalents for any period prior to the exercise of the award.

•	Limitations on Grants. The Plan provides that a maximum of 250,000 shares of common stock may be subject to awards granted to a participant, other than an outside director, in a given year.

•

Limitations on Outside Director Compensation. An annual limit of $300,000 per calendar year applies to the sum of all cash, equity-based awards (with the value determined as of the grant date) and other compensation granted to an outside director for services as a member of the board, although no more than $200,000 of such annual amount may be awarded in the form of equity-based awards.

•

No Repricing of Awards. Awards may not be repriced, replaced or re-granted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the award.

•	No Tax Gross-Ups. The Plan does not provide for any tax gross-ups.

•

No Liberal Share Counting. Shares of common stock delivered or withheld in payment of the exercise price of a stock option, delivered or withheld to satisfy tax obligations in respect of an award, or repurchased with the proceeds of an option exercise may not be re-issued under the Plan.

•

Minimum Vesting Conditions. All awards are subject to a minimum one-year vesting requirement, except that up to 25,000 shares (5% of the shares available under the Plan) may be granted without compliance with this minimum vesting condition.

•

Clawback of Awards. All awards under the Plan will be subject to clawback if a participant engages in grossly negligent or intentional misconduct that results in a restatement of the Company’s financial statements or otherwise results in an overpayment of amounts payable pursuant to awards under the Plan, and will also be subject to other clawback policies implemented to comply with applicable laws, including any clawback policy adopted to comply with the Dodd-Frank Act and any rules or regulations promulgated thereunder, as set forth in such a clawback policy.

Other Company policies that help align the interests of our directors and executive officers with those of our stockholders include our policies that prohibit our directors and executive officers from hedging our common stock, and our minimum stock ownership guidelines for our directors and executive officers. See “Corporate Governance—Director and Executive Officer Stock Ownership Guidelines” on page 15 and “Executive Officer Compensation—Compensation Discussion and Analysis” on page 29 of this Proxy Statement.

Summary of the 2022 Stock Incentive Plan

Administration. The compensation committee will generally administer the Plan and has authority to make awards under the Plan and to set the terms of the awards. The compensation committee will also generally have the authority to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for proper administration of the Plan. Subject to the limitations specified in the Plan, the compensation committee may delegate its authority to appropriate officers of the Company with respect to grants to employees or consultants who are not subject to Section 16 of the Securities Exchange Act of 1934. See “Corporate Governance—Compensation Committee Procedures” on page 12 of this Proxy Statement for information on delegation of authority under our equity plans.

Eligible Participants. Our officers, directors and employees and our consultants and advisors will be eligible to receive awards, or incentives, under the Plan when designated as Plan participants. We currently have two executive officers and seven non-management directors eligible to receive awards under the Plan. In addition, five other employees and consultants currently participate in our long-term incentive program, and a total of 25 other employees would be eligible to receive awards under the Plan.

Awards. Awards under the Plan may be granted in any one or a combination of the following forms:

•	for officers and employees only, incentive stock options under Section 422 of the Internal Revenue Code (ISOs);

•	non-qualified stock options;

•	stock appreciation rights (SARs);

•	restricted stock;

•	restricted stock units (RSUs); and

•	other stock-based awards.

Authorized Shares. The Plan authorizes the issuance of up to of 500,000 shares of common stock, all of which can be issued pursuant to the exercise of ISOs under the Plan during its ten-year term. Shares issued under the Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.

Limitations and Adjustments to Shares Issuable Through the Plan. No more than 250,000 shares of common stock may be subject to awards granted to a participant, other than an outside director, in a given year. With respect to outside directors, an annual limit of $300,000 per calendar year applies to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes) and other compensation granted to an outside director for services as a member of the board, although the maximum grant date value of any equity-based awards that may be granted during a single fiscal year may not exceed $250,000 of such annual limit.

Generally, for purposes of determining the maximum number of shares of our common stock available for delivery under the Plan, shares that are not delivered because an award is forfeited, cancelled, or settled in cash will not be deemed to have been delivered under the Plan. With respect to SARs paid in shares, all shares to which the SARs relate are counted against the Plan limits rather than the net number of shares delivered upon exercise. If shares are withheld to satisfy the exercise price of a stock option or the tax withholding obligation associated with any award, those withheld shares will not be available for reissuance under the Plan. In addition, shares purchased on the open market with the proceeds of an option exercise will not be available for reissuance under the Plan.

Proportionate adjustments will be made to all of the share limitations provided in the Plan, including shares subject to outstanding awards, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the shares of our common stock. Further, the compensation committee may adjust the terms of any award to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

Minimum Vesting Requirements. Awards granted under the Plan must be made subject to a one-year vesting period, although this minimum vesting requirement does not apply to awards with respect to five percent of the shares authorized under the Plan.

Amendments to the Plan. The Board may amend or discontinue the Plan at any time. However, our stockholders must approve any amendment that would:

•	materially increase the benefits accruing to participants under the Plan;

•	increase the number of shares of common stock that may be issued under the Plan;

•	materially expand the classes of persons eligible to participate in the Plan;

•	expand the types of awards available for grant under the Plan;

•	materially extend the term of the Plan;

•	materially change the method for determining the exercise price of a stock option or SAR; or

•	permit the re-pricing of a stock option or SAR.

No amendment or discontinuance of the Plan may materially impair any previously granted award without the consent of the recipient.

Term of the Plan. No awards may be granted under the Plan after May 12, 2032.

Types of Incentives. Each of the types of incentives that may be granted under the Plan is described below:

•

Stock Options. The compensation committee may grant non-qualified stock options or ISOs to purchase shares of our common stock. The compensation committee will determine the number and exercise price of the options, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. In addition, the compensation committee will determine the time or times that the options become exercisable, provided that options are subject to the minimum vesting requirement and exception described above. The term of an option will also be determined by the compensation committee, but may not exceed ten years from the date of the grant. As noted above, the compensation committee may not, without the prior approval of our stockholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then current fair market value of a share of common stock, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another incentive, a cash payment or shares of common stock, unless approved by our stockholders. ISOs will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Internal Revenue Code. In addition, participants holding stock options will not be entitled to any dividend equivalent rights for any period of time prior to exercise of the stock option.

•

Stock Appreciation Rights. A stock appreciation right is a right to receive, without payment to us, a number of shares of common stock or an amount of cash determined by dividing the product of the number of shares as to which the SAR is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise of the right. The compensation committee will determine the exercise price used to measure share appreciation, provided that the exercise price may not be less than the fair market value of a share of common stock on the date of grant, except for a SAR granted in substitution of an outstanding award in an acquisition transaction. In addition, the compensation committee will determine whether the right may be paid in cash, shares of common stock, or a combination of the two, and the number and term of SARs, provided that the term of a SAR may not exceed ten years from the date of grant. SARs are subject to the minimum vesting requirement and exception described above. The Plan restricts decreases in the exercise price and certain exchanges of SARs on terms similar to the restrictions described above for stock options. Participants holding SARs will not be entitled to any dividend equivalent rights for any period of time prior to exercise of the SAR.

•

Restricted Stock. Shares of common stock may be granted by the compensation committee and made subject to restrictions on sale, pledge or other transfer by the recipient for a certain restricted period. All shares of restricted stock will be subject to such restrictions as the compensation committee may provide in an agreement with the participant, provided that the minimum vesting requirements described above are satisfied. Subject to the restrictions provided in the agreement and the Plan, a participant receiving restricted stock shall have all of the rights of a stockholder as to such shares, including the right to receive dividends if provided for in the agreement. Notwithstanding the previous sentence, if the vesting of the shares of restricted stock is based upon the attainment of performance goals, any and all cash and stock dividends paid with respect to the shares of restricted stock will be subject to attainment of the performance goals as applicable to the underlying shares of restricted stock.

•

Restricted Stock Units. A restricted stock unit represents the right to receive from the Company on the scheduled vesting date or other specified payment date one share of common stock. All RSUs will be subject to such restrictions as the compensation committee may provide in an agreement with the participant, provided that the minimum vesting requirements described above are satisfied. Subject to the restrictions provided in the agreement and the Plan, a participant receiving RSUs shall have no rights of a stockholder as to such units until such time as shares of common stock are issued to the participant. RSUs may be granted with dividend equivalent rights; provided, however, that if the vesting of the RSUs is based upon the attainment of performance goals, any and all dividend equivalent rights with respect to the RSUs will be subject to the attainment of the performance goals applicable to the underlying RSUs.

•

Other Stock-Based Awards. The Plan also permits the compensation committee to grant participants awards of shares of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of common stock (other stock-based awards). The compensation committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements, provided that the minimum vesting requirements described above are satisfied. Other stock-based awards may be granted with dividend equivalent rights; provided, however, that if the vesting of the award is based upon the attainment of performance goals, any and all dividend equivalent rights with respect to the award will be subject to the attainment of the performance goals applicable to the underlying award.

Clawback. All awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any award or the receipt or resale of any shares underlying the award) will be subject to clawback if a participant engages in grossly negligent or intentional misconduct that results in a restatement of the Company’s financial statements or otherwise results in an overpayment of amounts payable pursuant to awards under the Plan. The awards under the Plan are also subject to clawback under any policy implemented to comply with applicable laws, including any clawback policy adopted to comply with the Dodd-Frank Act and any rules or regulations promulgated thereunder, as set forth in such a clawback policy.

Termination of Employment; Change of Control. If a participant ceases to be an employee of the Company or to provide services to us for any reason, including death, disability, or retirement, the participant’s outstanding awards may be exercised, shall vest or shall expire at such time or times as may be determined by the compensation committee and described in the award agreement.

Unless otherwise provided in an award agreement, upon a participant’s termination without cause or for good reason during the 12-month period following a change of control: (a) all options and SARs shall become immediately exercisable, and (b) all time-vested restrictions on restricted stock, RSUs or other stock-based awards shall lapse. With respect to outstanding awards with performance conditions, unless otherwise provided in an award agreement, all performance measures will be disregarded and the award will convert to a corresponding time-vested award at the target payout level, which will vest on the earlier of (a) the last day of the performance period, provided the participant remains employed through the performance period, or (b) the date of the participant’s termination without cause or for good reason. Further, in the event of a change of control, the compensation committee may, in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any participant with respect to his or her outstanding awards, take one or more of the following actions:

•

arrange for or otherwise provide that each outstanding award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation;

•

require that all outstanding options and SARs be exercised on or before a specified date (before or after such change of control) fixed by the compensation committee, after which specified date all unexercised options and SARs shall terminate;

•

arrange or otherwise provide for payment of cash or other consideration to participants representing the value of such awards, if any, in exchange for the satisfaction and cancellation of outstanding awards, or cancel any outstanding awards for no payment if the award has no value; or

•	make other appropriate adjustments or modifications.

Transferability of Awards. Awards under the Plan may not be transferred except:

•	by will;

•	by the laws of descent and distribution;

•	if permitted by the compensation committee and so provided in the award agreement, pursuant to a domestic relations order; or

•

in the case of stock options only, if permitted by the compensation committee and if so provided in the award agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.

Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have the Company withhold, from the shares the participant would otherwise receive, shares, in each case having a value equal to the minimum amount required to be withheld or such other rate approved by the compensation committee. This election must be made prior to the date on which the amount of tax to be withheld is determined.

Prohibition of Repricing. Under the Plan, the compensation committee may not, without the approval of the Company’s stockholders, authorize the repricing of any outstanding option or SAR to reduce its exercise price, cancel any option or SAR in exchange for cash or another award when the exercise price exceeds the fair market value of the underlying shares, or take any other action with respect to an option or SAR that the Company determines would be treated as a repricing.

Federal Income Tax Consequences of Awards

The federal income tax consequences related to the issuance of the different types of awards that may be granted under the Plan are summarized below. Participants who are granted awards under the Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options. A participant who is granted a stock option normally will not realize any income, nor will the Company normally receive any deduction for federal income tax purposes, in the year the option is granted. When a non-qualified stock option granted through the Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) of the Internal Revenue Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income. An employee generally will not recognize any income upon the exercise of any ISO, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Internal Revenue Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an ISO, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the ISO (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an ISO, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an ISO and the shares surrendered were acquired through the exercise of an ISO and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Stock Appreciation Rights. Generally, a participant who is granted a SAR under the Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received. In general, there are no federal income tax deductions allowed to the Company upon the grant of SARs. Upon the exercise of the SAR, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).

Restricted Stock. Unless the participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will generally not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of RSUs. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the RSUs in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant with respect to RSUs, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Other Stock-Based Awards. Generally, a participant who is granted any other stock-based award under the Plan will recognize ordinary income at the time the cash or shares of common stock associated with the award are received. If stock is received, the ordinary income will be equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Section 409A. If any incentive constitutes non-qualified deferred compensation under Section 409A of the Internal Revenue Code, it will be necessary that the award be structured to comply with Section 409A of the Internal Revenue Code to avoid the imposition of additional tax, penalties and interest on the participant.

Tax Consequences of a Change of Control. If, upon a change of control of the Company, the exercisability, vesting or payout of an award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment” with respect to any employee is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of awards that may be granted under the Plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences.

New Plan Benefits

Awards under the Plan are subject to the discretion of the compensation committee. Certain tables above, under “Executive Compensation—Executive Compensation Tables,” including the 2021 Summary Compensation Table, Grants of Plan-Based Awards table, Outstanding Equity Awards at December 31, 2021, and the Director Compensation table under “Director Compensation” set forth information with respect to prior awards granted to our NEOs and directors under other prior stock incentive plans.

In February 2022, the compensation committee approved the grant of an aggregate 173,726 of stock-settled RSUs under the proposed Plan, as noted in the table below, which awards are being granted in satisfaction of payouts due under the Profit Plan, although such awards are conditioned on the approval of the Plan by our stockholders. See the discussion under “Executive Officer Compensation—Compensation Discussion and Analysis—2021 Payment Events under the Profit Plan” beginning on page 38 of this Proxy Statement for more information regarding these payouts and the Profit Plan.

Name and Position/Group	Number of RSUs (1)

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer	92,985

Erin D. Pickens, Senior Vice President and Chief Financial Officer	10,253

Executive Group	103,238

Non-Executive Director Group	—

Non-Executive Officer Employee Group	70,488

(1)

All amounts represents stock-settled RSUs granted to participants in payout of the participation interests due under the Lantana Place development project, except that Mr. Armstrong’s amount includes 51,973 stock-settled RSUs granted in lieu of a cash payment of his participation interest following the sale of the Santal Phase II development project.

Equity Compensation Plan Information

The following table presents information as of December 31, 2021, regarding our incentive compensation plans under which common stock may be issued to employees and non-employees as compensation. All of our outstanding equity compensation plans were previously approved by our stockholders, and only two of these plans had shares available for grant as of December 31, 2021.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (2)
Equity compensation plans approved by security holders	135,611(1)	$	n/a	44,689
Equity compensation plans not approved by security holders	n/a		n/a	n/a

Total	135,611(1)		n/a	44,689

(1)

The number of securities to be issued upon the exercise of outstanding options, warrants and rights represents shares issuable upon the vesting of 135,611 RSUs. These awards are not reflected in column (b) as they do not have an exercise price.

(2)

As of December 31, 2021, there were 27,089 shares remaining available for future issuance to Stratus employees and non-employee directors under the 2017 Stock Incentive Plan and 15,100 shares remaining available for future issuance to Stratus employees and non-employee directors under the 2013 Stock Incentive Plan, all of which could be issued pursuant to awards of stock options, SARs, restricted stock, RSUs or “other stock-based awards.” In addition, there were 2,500 shares remaining available for future issuance of stock options to our non-employee directors under the 1996 Stock Option Plan for Non-Employee Directors, although the Company’s current practice is to grant restricted stock units to our non-management directors.

In February 2022, the compensation committee granted equity awards to employees, including 13,000 RSUs to our executive officers. Following these grants, there are currently less than 27,000 shares remaining available for issuance to employees and consultants under our stock incentive plans.

Vote Required to Adopt the 2022 Stock Incentive Plan

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote on the proposal. For more information on the voting requirements, see “Information About the 2022 Annual Meeting” on page 67 of this Proxy Statement.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE 2022 STOCK INCENTIVE PLAN.

Certain Transactions

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404 of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, annually by the audit committee. Any such related party transaction will only be approved or ratified if the audit committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company. Below is a description of such transactions entered into or that remain in effect since January 1, 2020, each of which has been reviewed and approved or ratified by the audit committee.

MHLLC Stock Purchase Agreement and LCHM Holdings Assignment and Assumption Agreement

On March 15, 2012, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Moffett Holdings, L.L.C. (“MHLLC”) pursuant to which we sold to MHLLC 625,000 shares of our Common Stock, which represented approximately 7.7% of our then-outstanding Common Stock, for an aggregate purchase price of $5.0 million, or $8.00 per share. In connection with the issuance and sale of such shares of our Common Stock, we entered into an Investor Rights Agreement with MHLLC, dated March 15, 2012 (the “Investor Rights Agreement”), pursuant to which, among other things, the size of our Board was increased from four to five members and MHLLC was granted the right to designate one individual to serve on our Board as long as MHLLC and its affiliates beneficially own at least 5.0% of the issued and outstanding shares of our Common Stock. On March 15, 2012, Charles W. Porter was appointed to our Board as the designated director of MHLLC pursuant to the Investor Rights Agreement. Mr. Porter will serve as a Class III director until the 2022 Annual Meeting, or until his successor is elected and qualified or his earlier death, resignation, removal or retirement.

On March 3, 2014, MHLLC redeemed and purchased the membership interest in MHLLC held by LCHM Holdings. In connection with such redemption, (1) LCHM Holdings received the 625,000 shares of our Common Stock held by MHLLC; and (2) MHLLC and LCHM Holdings entered into an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which MHLLC assigned to LCHM Holdings its rights and obligations under the Investor Rights Agreement. We joined the Assignment and Assumption Agreement for the purpose of consenting to such transactions. Charles W. Porter continues to serve as the designated director of LCHM Holdings pursuant to the Investor Rights Agreement. As of March 28, 2022, LCHM Holdings owned approximately 7.6% of our outstanding Common Stock.

Also under the Investor Rights Agreement, LCHM Holdings and its affiliates are limited or prohibited from, among other things, (1) acquiring an additional amount of our securities if the acquisition would result in LCHM Holdings and its affiliates having beneficial ownership of more than 24.9% of the outstanding shares of our Common Stock; (2) commencing any tender offer or exchange for any of our securities; (3) making or proposing a merger or acquisition involving the Company; (4) calling a meeting or initiating any stockholder proposal; (5) soliciting proxies; or (6) forming, joining, or in any way participating in or entering into agreements with a “group” (as defined in Section 13(d)(3) of the Exchange Act) with regard to the Company. These restrictions will terminate upon the last to occur of (1) the first date on which no director designated by LCHM Holdings has served on our Board for the preceding six months; and (2) the date that LCHM Holdings and its affiliates beneficially own less than 5.0% of the issued and outstanding shares of our Common Stock.

Stratus Block 150, L.P. Limited Partnership Interest

On September 1, 2021, Stratus Block 150, L.P. (the “Block 150, L.P.”), a Texas limited partnership and a subsidiary of the Company, completed financing transactions from which a portion of the proceeds were used to purchase the land for Block 150, now known as The Annie B, a proposed luxury multi-family high-rise development with ground-level retail in downtown Austin, Texas. Among the financing transactions, Block 150, L.P. issued, in a private placement exempt from registration under federal and state securities laws, Class B limited partnership interests to a limited number of investors (the “Class B limited partners”), for $11.7 million, resulting in the Class B limited partners owning an aggregate 75.0% of the equity capital interest in Block 150, L.P. Among the participants in the offering, JBM Trust, of which James R. Moffett, Jr. serves as co-trustee, purchased Class B limited partnership interests initially representing a 6.4% equity capital interest in Block 150, L.P. for a cash payment of $1.0 million, on the same terms as other Class B limited partners. Mr. Moffett has reported beneficial ownership of 625,000 shares (approximately 7.6%) of our outstanding Common Stock by virtue of serving as sole manager of LCHM Holdings. Mr. Porter, the designated director of LCHM Holdings, has advised the Company that he has not received any personal benefit from JBM Trust’s participation in this transaction or the limited partnership.

Stratus Kingwood Place, L.P. Limited Partnership Interest

On August 3, 2018, Stratus Kingwood Place, L.P., a Texas limited partnership and a subsidiary of the Company (the “Kingwood, L.P.”), completed financing transactions to purchase a 54-acre tract of land located in Kingwood, Texas for the development of Kingwood Place, an H-E-B grocery-anchored mixed-use development project. Among the financing transactions, Kingwood, L.P. issued, in a private placement exempt from registration under federal and state securities laws, Class B limited partnership interests to a limited number of investors (the “Kingwood Class B limited partners”), for $10.7 million, resulting in the Kingwood Class B limited partners owning an aggregate 70% of the equity capital interest in Kingwood, L.P. Among the participants in the offering, LCHM Holdings and JBM Trust each purchased Kingwood Class B limited partnership interests initially representing an 8.8% equity capital interest in Kingwood, L.P. for a cash payment of $1.0 million, on the same terms as other Kingwood Class B limited partners. Mr. Porter, the designated director of LCHM Holdings, has advised the Company that he has not received any personal benefit from LCHM Holdings’ or JBM Trust’s participation in this transaction or the limited partnership.

The Saint Mary, L.P. Limited Partnership Interest

On June 19, 2018, The Saint Mary, L.P., a Texas limited partnership and a subsidiary of the Company, completed financing transactions to develop The Saint Mary, a 240-unit luxury, garden-style rental project in the Circle C community in Austin, Texas. Among the financing transactions, The Saint Mary, L.P. issued, in a private placement exempt from registration under federal and state securities laws, Class B limited partnership interests to a limited number of investors (the “Saint Mary Class B limited partners”), for $8.0 million, resulting in the Saint Mary Class B limited partners owning an aggregate 49.1% of the equity capital interest in The Saint Mary, L.P. Among the participants in the offering, LCHM Holdings, a related party as a result of its greater than 5% beneficial ownership of our Common Stock, and JBM Trust each purchased Saint Mary Class B limited partnership interests initially representing a 6.1% equity capital interest in The Saint Mary, L.P. for a cash payment of $1.0 million, on the same terms as other Saint Mary Class B limited partners. The Saint Mary, L.P. sold The Saint Mary property in January 2021. In connection with the sale, The Saint Mary, L.P. distributed $1.8 million each to JBM Trust and LCHM Holdings. Mr. Porter, the designated director of LCHM Holdings, has advised the Company that he has not received any personal benefit from LCHM Holdings’ or JBM Trust’s participation in this transaction or the limited partnership.

Whitefish Partners Consulting Agreement

We previously entered into a consulting agreement with Whitefish Partners, LLC (f/k/a Austin Retail Partners, LLC) (“Whitefish”), an independent contractor, for the provision of general consulting services related to the entitlement and development of properties. Effective September 1, 2018,

Mr. Armstrong’s son, William H. (“Buck”) Armstrong IV, became a consultant of Whitefish and provides consulting services to us as an agent of Whitefish. Effective September 1, 2018, we amended our consulting agreement with Whitefish to provide that we will reimburse Whitefish for all out-of-pocket fees and expenses paid by Whitefish in connection with Buck’s consulting arrangement with Whitefish. Under Buck’s consulting arrangement with Whitefish, Buck is entitled to payment of a monthly consulting fee and discretionary bonuses, as well as reimbursement of healthcare insurance premiums, vehicle mileage and expenses associated with obtaining a real estate license. Buck Armstrong received total cash compensation of approximately $120,000 in 2020 and $122,000 in 2021. In addition, since 2019, we have granted Buck awards under our Profit Plan in two approved development projects.

Information About the 2022 Annual Meeting

Why am I receiving these proxy materials?

Our Board is soliciting your proxy to vote at our 2022 Annual Meeting because you owned shares of our Common Stock at the close of business on March 28, 2022, the record date for the 2022 Annual Meeting, and, therefore, are entitled to vote at the 2022 Annual Meeting. This Proxy Statement, along with a proxy card or voting instruction form and the 2021 annual report, is being mailed to stockholders on or about April 8, 2022. We have made the Proxy Statement and 2021 annual report available to you on the Internet and we have delivered printed proxy materials to you. This Proxy Statement summarizes the information that you need to know in order to cast your vote at the 2022 Annual Meeting. You do not need to attend the 2022 Annual Meeting in person to vote your shares of our Common Stock.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as the Company’s proxies for the 2022 Annual Meeting. These officers are William H. Armstrong III and Kenneth N. Jones.

When and where will the 2022 Annual Meeting be held?

The 2022 Annual Meeting will be held on Thursday, May 12, 2022 at 8:30 a.m. Central Time, at 3TEN ACL Live located at 310 W. 2nd Street, Suite 1A, Austin, Texas 78701. You can obtain directions to the 2022 Annual Meeting at https://3tenaustin.com/venue#gettinghereandparking.

What should I bring if I plan to attend the 2022 Annual Meeting in person?

If you plan to attend the 2022 Annual Meeting in person, please bring a government-issued picture identification and, if your shares of our Common Stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Stratus Properties Inc. Common Stock on the record date.

Who is soliciting my proxy?

Our Board, on behalf of the Company, is soliciting your proxy to vote your shares of our Common Stock on all matters scheduled to come before the 2022 Annual Meeting, whether or not you attend in person. By completing, signing, dating and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the Internet or phone, you are authorizing the proxy holders to vote your shares of our Common Stock at the 2022 Annual Meeting as you have instructed.

On what matters will I be voting? How does the Board recommend that I cast my vote?

At the 2022 Annual Meeting, you will be asked to (1) elect three Class III director nominees; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) ratify, on an advisory basis, the appointment of our independent registered public accounting firm for 2022; (4) adopt the 2022 stock incentive plan; and (5) consider any other matter that properly comes before the 2022 Annual Meeting.

Our Board unanimously recommends that you vote:

•	FOR the election of the three Class III director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification, on an advisory basis, of the appointment of our independent registered public accounting firm for 2022; and

•	FOR the adoption of the 2022 stock incentive plan.

We do not expect any matters to be presented for action at the 2022 Annual Meeting other than the matters described in this Proxy Statement. However, by signing, dating and returning your proxy card or by following the instructions on your proxy card to submit your proxy and voting instructions via the Internet or phone, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the 2022 Annual Meeting about which we did not have notice at least 45 days before the anniversary date on which we first sent our proxy materials for the prior year’s annual meeting of stockholders or by February 23, 2022. The proxies will vote on any such matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our Common Stock that you owned on March 28, 2022, the record date for the 2022 Annual Meeting.

How many shares of Common Stock are eligible to be voted?

As of March 28, 2022, the record date, we had 8,273,268 shares of Common Stock outstanding. Each share of Common Stock outstanding as of the record date will entitle the holder to one vote.

How many shares of Common Stock must be present to hold the 2022 Annual Meeting?

Under Delaware law and our By-Laws, the holders of a majority of our Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the 2022 Annual Meeting. The inspector of election will determine whether a quorum is present at the 2022 Annual Meeting. If you are a beneficial owner (as defined below) of shares of our Common Stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the 2022 Annual Meeting for purposes of determining whether a quorum exists; however, many banks, brokers, trustees and other nominees do not vote on discretionary items if voting instructions from the beneficial owner have not been received. In addition, stockholders of record who are present at the 2022 Annual Meeting in person or by proxy will be counted as present at the 2022 Annual Meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Stockholders of Record

If your shares of our Common Stock are registered directly in your name with our transfer agent, Computershare Inc., you are the stockholder of record of those shares and these proxy materials have been mailed to you by us. You may submit your proxy and voting instructions via the Internet or phone, or by mail as further described below. Your proxy, whether submitted via the Internet, phone or by mail, authorizes each of William H. Armstrong III and Kenneth N. Jones to act as your proxy at the 2022 Annual Meeting, each with the power to appoint his substitute, to represent and vote your shares of our Common Stock as you directed, if applicable.

•	Submit your proxy and voting instructions via the Internet as instructed on the enclosed proxy card.

•	Use the Internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m., Central Time, on May 11, 2022.

•	Please have your proxy card available and follow the instructions on the proxy card.

•	Submit your proxy and voting instructions by phone (within the U.S., U.S. territories and Canada) using the number listed on the enclosed proxy card.

•	Telephone voting facilities will be available 24 hours a day, seven days a week until 11:59 p.m., Central Time, on May 11, 2022.

•	Please have your proxy card available and follow the instructions on the proxy card.

•	Submit your proxy and voting instructions by mail.

•	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the Internet or by phone, you do not need to mail your proxy card. The proxies will vote your shares of our Common Stock at the 2022 Annual Meeting as instructed by the latest-dated validly executed proxy received from you, whether submitted via the Internet, phone or by mail. You may also vote in person at the 2022 Annual Meeting.

For a discussion of the treatment of a properly completed, signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our Common Stock are held in a stock brokerage account by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our Common Stock via the Internet or by telephone, if the bank, broker, trustee or other nominee offers these options, or by completing, signing, dating and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our Common Stock. For a discussion of the rules regarding the voting of shares of our Common Stock held by beneficial owners, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, sign, date and return a proxy card or voting instruction form, your shares of our Common Stock will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares of our Common Stock will be voted in accordance with the recommendations of our Board, as provided above. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our Common Stock for you, your shares of our Common Stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you; however, many banks, brokers, trustees and other nominees do not vote on discretionary items if voting instructions from the beneficial owner have not been received. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the NYSE rules, the proposal relating to the ratification, on an advisory basis, of the appointment of our independent registered public accounting firm is a discretionary proposal. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted with respect to the ratification, on an advisory basis, of the appointment of our independent registered public accounting firm.

Under the NYSE rules, the proposals relating to the election of directors, the compensation of our named executive officers and the adoption of the 2022 stock incentive plan are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions.

Will my shares be voted if I do nothing?

If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via telephone or the Internet or vote in person at the 2022 Annual Meeting.

If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee) and you do not instruct your bank, broker, trustee or other nominee how to vote your shares, your shares may still be voted with respect to the discretionary proposal (i.e., ratification of the appointment of our independent registered public accounting firm); however, many banks, brokers, trustees and other nominees do not vote on discretionary items if voting instructions from the beneficial owner have not been received. If you are a beneficial owner and you do not provide voting instructions on non-discretionary proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal. We strongly encourage you to authorize your bank, broker, trustee or other nominee to vote your shares by following the instructions provided on the voting instruction form.

YOUR VOTE IS IMPORTANT. To assure that your shares are represented at the 2022 Annual Meeting, we urge you to date, sign and return the enclosed proxy card in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the proxy card, whether or not you plan to attend the 2022 Annual Meeting. You can revoke your proxy at any time before the proxies you appointed cast your votes. If your bank, broker, trustee or other nominee is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from such holder of record. You must follow those instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions.

What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this Proxy Statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

No. 1: Election of three Class III director nominees	For or withhold on each director nominee	Plurality of shares voted	N/A	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 3: Ratification, on an advisory basis, of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote	Treated as votes against	N/A

No. 4: Adoption of the 2022 stock incentive plan	For, against or abstain	Affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

Our directors are elected by a plurality of shares of our Common Stock voted. This means that the candidates receiving the highest number of “FOR” votes will be elected. A properly executed card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining whether there is a quorum at the 2022 Annual Meeting, but will not be considered to have been voted for the director nominee. Under our By-Laws, all other matters require the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy and entitled to vote, except as otherwise provided by statute, our Charter or our By-Laws.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. If your shares are registered in your name, your proxy can be revoked or changed at any time before it is used to vote your shares of our Common Stock if you: (1) provide notice in writing to our corporate secretary before the 2022 Annual Meeting; (2) timely provide to us another proxy with a later date; or (3) are present at the 2022 Annual Meeting and either vote in person or notify the corporate secretary in writing at the 2022 Annual Meeting of your wish to revoke your proxy. Your attendance alone at the 2022 Annual Meeting will not be enough to revoke your proxy.

If your shares are held in “street name,” your proxy can be revoked or changed at any time before it is used to vote your shares of our Common Stock if you: (1) in accordance with the voting instructions from your bank, broker, trustee or other nominee, timely provide to your bank, broker, trustee or other nominee another proxy with a later date; or (2) are present at the 2022 Annual Meeting and either vote in person or notify the corporate secretary in writing at the 2022 Annual Meeting of your wish to revoke your proxy. Your attendance alone at the 2022 Annual Meeting will not be enough to revoke your proxy. If you hold your shares in “street name” and wish to attend the 2022 Annual Meeting and vote in person, you must provide a “legal proxy” from your bank, broker, trustee or other nominee and proof of ownership on the record date (such as a recent brokerage statement) or the voting instruction form mailed to you by your bank, broker, trustee or other nominee.

How will we solicit proxies and who pays for soliciting proxies?

U.S. federal securities laws require us to send you this Proxy Statement and any amendments or supplements thereto. The Company will bear the expenses of calling and holding the 2022 Annual Meeting and the solicitation of proxies therefor. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners, and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. We have also retained Innisfree M&A Incorporated, for an estimated fee of $10,000 plus reimbursement of out-of-pocket expenses, to assist us in the solicitation of proxies and otherwise in connection with the annual meeting. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers or employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the 2022 Annual Meeting?

Our Board does not expect to bring any other matter, other than the matters described in this Proxy Statement, before the 2022 Annual Meeting, and it is not aware of any other matter that may be considered at the 2022 Annual Meeting. In addition, pursuant to our By-Laws, the time has elapsed for any stockholder to properly bring a matter before the 2022 Annual Meeting. However, if any other matter does properly come before the 2022 Annual Meeting, each of the proxy holders will vote any shares of our Common Stock, for which he holds a proxy to vote at the 2022 Annual Meeting, in his discretion.

What happens if the 2022 Annual Meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our Common Stock at the postponed or adjourned 2022 Annual Meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

Where can I find the voting results of the 2022 Annual Meeting?

We will report the voting results of the 2022 Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days of our 2022 Annual Meeting, a copy of which will also be available on our website at stratusproperties.com under Investors–SEC Filings.

2023 Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701 by December 9, 2022.

If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by January 12, 2023, in accordance with the specific procedural requirements in our By-Laws. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the proposal must be received no later than 90 days prior to the date of the 2023 annual meeting or 10 days following the public announcement of the date of the 2023 annual meeting. Failure to comply with the procedures and deadlines in our By-Laws may preclude the presentation of your proposal at our 2023 Annual Meeting.

If you would like a copy of the requirements or procedures described above, please contact our corporate secretary as provided above, or access our By-Laws on our website at stratusproperties.com under Investors–Corporate Governance.

ANNEX A

STRATUS PROPERTIES INC.

2022 STOCK INCENTIVE PLAN

1. Purpose. The purpose of the Stratus Properties Inc. 2022 Stock Incentive Plan (the “Plan”) is to increase stockholder value and advance the interests of the Company and its Subsidiaries by furnishing a variety of equity incentives designed to (i) attract, retain, and motivate key employees, officers, and directors of the Company and consultants and advisers to the Company and (ii) strengthen the mutuality of interests among such persons and the Company’s stockholders.

2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award.

“Award Agreement” shall mean any written or electronic notice of grant, agreement, contract, or other instrument or document evidencing any Award, which the Company may, but need not, require a Participant to execute, acknowledge, or accept.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean any of the following: (i) the commission by the Participant of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine), (ii) the engagement of the Participant in dishonest or unethical conduct, as determined by the Committee or its designee, (iii) the commission by the Participant of any fraud, theft, embezzlement, or misappropriation of funds, (iv) the failure of the Participant to carry out a directive of his superior, employer or principal, or (v) the breach of the Participant of the terms of his engagement. Notwithstanding the foregoing, if a Participant is subject to an effective employment or change of control agreement with the Company or a Subsidiary that contains a definition of “Cause,” then in lieu of the foregoing definition, for purposes of Awards under this Plan, “Cause” shall have the meaning specified in such other agreement.

“Change of Control” shall mean:

(i) For purposes of this Plan and Awards hereunder, “Change of Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (ii) below):

(A) the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this paragraph (i)(A), the following will not constitute a Change of Control:

(1) any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control under paragraph (b)(i)(C) hereof) of Common Stock directly from the Company,

(2) any acquisition of Common Stock by the Company or its Subsidiaries,

(3) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(4) any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change of Control under paragraph (i)(C) hereof; or

(B) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(C) the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(1) the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(2) no Person together with all Affiliates of such Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 30% or more of the combined voting power of the then outstanding voting securities of the Post-Transaction Corporation, and

(3) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(D) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(ii) As used in this definition of Change of Control, the following terms have the meanings indicated:

(A) Affiliate: “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

(B) Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (1) the power to vote, or direct the voting of, the security, and/or (2) the power to dispose of, or to direct the disposition of, the security.

(C) Company Voting Stock: “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

(D) Majority Shares: “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(E) Person: “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(F) Post-Transaction Corporation: Unless a Change of Control includes a Business Combination, “Post-Transaction Corporation” means the Company after the Change of Control. If a Change of Control includes a Business Combination, “Post-Transaction Corporation” will mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” will mean such ultimate parent entity.

(G) Threshold Percentage: “Threshold Percentage” means 30% of all then outstanding Company Voting Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 3(a) of the Plan. With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more Outside Directors who are disinterested within the meaning of Rule 16b-3. Unless and until determined otherwise by the Board, the Committee shall be the Compensation Committee of the Board.

“Common Stock” shall mean the Company’s common stock, $0.01 par value per share.

“Company” shall mean Stratus Properties Inc.

“Continuous Service” means the absence of any interruption or termination of service as an Eligible Individual. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Effective Date” shall mean the date this Plan is approved by the Company’s stockholders.

“Eligible Individual” shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any such person who is also a director of the Company; (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary; (iii) Outside Directors; (iv) any officer or employee of an entity with which the Company has contracted to receive executive, management, or legal services who provides services to the Company or a Subsidiary through such arrangement; (v) any consultant or adviser to the Company, a Subsidiary, or to an entity described in clause and (iv) hereof who provides services to the Company or a Subsidiary through such arrangement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Good Reason” shall mean either of the following (without Participant’s express written consent): (i) a material diminution in Participant’s base salary as of the day immediately preceding the Change of Control or (ii) the Company’s requiring Participant to be based at any office or location more than 35 miles from Participant’s principal office or location as of the day immediately preceding the Change of Control. Notwithstanding the foregoing, Participant shall not have the right to terminate Participant’s employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right Participant provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Participant must terminate Participant’s employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period. Notwithstanding the foregoing, if a Participant is subject to an effective employment or change of control agreement with the Company or a Subsidiary that contains a definition of “Good Reason,” then in lieu of the foregoing definition, for purposes of Awards under this Plan, “Good Reason” shall have the meaning specified in such other agreement.

“Immediate Family Members” shall mean the spouse and natural or adopted children or grandchildren of the Participant and his or her spouse.

“Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Other Stock-Based Award” shall mean any right or award granted under Section 10 of the Plan.

“Outside Directors” shall mean members of the Board who are not employees of the Company, and shall include non-voting advisory directors to the Board.

“Participant” shall mean any Eligible Individual granted an Award under the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

“Prior Plans” shall mean the Company’s 2017 Stock Incentive Plan, its 2013 Stock Incentive Plan and its 1996 Stock Option Plan for Non-Employee Directors.

“Reporting Person” means an officer, director, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Stock” shall mean any restricted stock granted under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” shall mean any restricted stock unit granted under Section 9 of the Plan.

“Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Shares” shall mean the shares of Common Stock and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

“Stock Appreciation Right” or “SAR” shall mean any right granted under Section 7 of the Plan.

“Subsidiary” shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

3. Administration.

3.1 Committee. The Plan shall generally be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(a) designate Participants;

(b) determine the type or types of Awards to be granted to an Eligible Individual;

(c) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;

(d) determine the terms and conditions of any Award;

(e) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property, or other cash amounts payable by the Company upon the exercise of that or other Awards, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(f) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(g) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(h) establish, amend, suspend, or waive such terms, rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.2 Effect of Committee’s Determinations. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the applicable Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company, and any Eligible Individual.

3.3 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify, or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Eligible Individuals who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section; provided, however, that the per share exercise price of any Option granted under this Section 3.3 shall be equal to the fair market value of the underlying Shares on the date of grant.

3.4 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers of the Company, and to the extent allowed by Applicable Laws, the Committee and its delegees shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which they may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee or its delegees in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee or its delegee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee or delegee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee or delegee shall, in writing, offer the Company.

4. Eligibility. The Committee, in accordance with Section 3.1, may grant an Award under the Plan to any Eligible Individual.

5. Shares Subject to the Plan.

5.1 Shares Available for Grant. Subject to adjustment as provided in Section 5.5, the maximum number of Shares reserved for issuance under the Plan shall be 500,000. Upon approval of this Plan by the Company’s stockholders, the Company will cease making new Awards under the Prior Plans.

5.2 Share Counting.

(a) To the extent any Shares covered by an Option or SAR or other Award granted under the Plan are not delivered to a Participant or permitted transferee because the Award is forfeited or canceled, or Shares are not delivered because an Award is paid or settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under this Plan and such shares may again be issued under the Plan. Awards that by their terms may only be settled in cash shall have no effect on the Plan limit in Section 5.1.

(b) In the event that Shares issued as an Award under the Plan are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited or reacquired Shares may again be issued under the Plan.

(c) The following Shares may not again be made available for issuance as Awards under the Plan: (A) Shares delivered or withheld in payment of the exercise of an Option or SAR, (B) Shares delivered or withheld from payment of an Award to satisfy tax obligations with respect to the Award, and (C) Shares repurchased on the open market with the proceeds of the exercise price of an Option.

(d) With respect to SARs, if the SAR is payable in Shares, all Shares to which the SARs relate are counted against the Plan limits, rather than the net number of Shares delivered upon exercise of the SAR.

5.3 Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and Shares acquired in the open market or otherwise obtained by the Company or a Subsidiary. The issuance of Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

5.4 Limits on Awards.

(a) The number of Shares that may be issued pursuant to Incentive Stock Options may not exceed 500,000.

(b) Except with respect to awards to Outside Directors, the maximum number of Shares that may be covered by Awards, including Options and Stock Appreciation Rights, granted under the Plan to any Participant during a calendar year shall be 250,000 Shares.

(c) With respect to Outside Directors, an annual limit of $300,000 per calendar year applies to the sum of all cash and Awards (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes) and other compensation granted to an Outside Director for services as a member of the board, although the maximum grant date value of Awards that may be granted during a single fiscal year may not exceed $200,000 of such annual limit.

(d) Participants who are granted Awards will be required to continue to provide services to the Company (or an Affiliate) for not less than one-year following the date of grant of the Award for the Award to fully or partially vest or be exercisable (subject to the Committee’s discretion to accelerate the exercisability of such Awards in connection with a termination of employment or service or pursuant to Section 11.4). Notwithstanding the foregoing, Awards related to up to 25,000 of the Shares reserved for issuance under the Plan pursuant to Section 5.1 may provide for vesting, partially or in full, in less than one-year.

(e) Subject to the terms of the Plan and the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants, or rights earned or due under any other compensation plan or arrangement of the Company or a Subsidiary, including, but not limited to, the Company’s Profit Participation Incentive Plan, its annual incentive plan and the plans or arrangements of the Company or a Subsidiary assumed in business combinations.

5.5 Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and type of Shares (or other securities or property) with respect to which Awards may be granted; (b) the number and type of Shares (or other securities or property) subject to outstanding Awards; and (c) the grant or exercise price with respect to any Award and, if deemed appropriate, make provision for a cash payment to the holder of an outstanding

Award and, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 11.2 hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number and any fractional Share resulting from the adjustment will be deleted.

6. Stock Options.

6.1 General. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Options shall be granted, the number of Shares to be covered by each Option, the conditions and limitations applicable to the exercise of the Option, and the other terms thereof. The Committee shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options, or both. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be required by Section 422 of the Code, as from time to time amended, and any implementing regulations.

6.2 Exercise Price. Except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the exercise price of any Option granted under this Plan shall not be less than 100% of the fair market value of the underlying Shares on the date of grant.

6.3 Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify, subject to Section 5.4(d), in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of 10 years after the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any condition relating to the application of Federal or state securities laws, as it may deem necessary or advisable. An Option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of Shares to be purchased. The exercise notice shall be accompanied by the full purchase price for the Shares.

6.4 Payment. The Option price shall be payable in United States dollars and may be paid by (a) cash or cash equivalent; (b) delivery of shares of Common Stock, which shares shall be valued for this purpose at the fair market value (valued in accordance with procedures established by the Committee) as of the effective date of such exercise; (c) delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the Option and to deliver promptly to the Company the amount of sale proceeds to pay the exercise price; (d) if approved by the Committee, through a net exercise procedure whereby the Participant surrenders the Option in exchange for that number of shares of Common Stock with an aggregate fair market value equal to the difference between the aggregate exercise price of the Options being surrendered and the aggregate fair market value of the shares of Common Stock subject to the Option; or (e) in such other manner as may be authorized from time to time by the Committee. Prior to the issuance of Shares upon the exercise of an Option, a Participant shall have no rights as a shareholder.

6.5 No Dividend Equivalent Rights. Participants holding Options shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the Option.

7. Stock Appreciation Rights. A Stock Appreciation Right shall entitle the holder thereof to receive upon exercise, for each Share to which the SAR relates, an amount equal to the excess, if any, of the fair market value of a Share on the date of exercise of the SAR over the grant price.

7.1 Terms and Conditions. Subject to the provisions of the Plan, including Section 5.4(d), the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Award of SARs, the conditions and limitations applicable to the exercise of the SAR and the other terms thereof. SARs shall not be exercisable after the expiration of 10 years after the date of grant.

7.2 Grant Price. Except in the case of a SAR granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any SAR granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such SAR on the date of grant.

7.3 Committee Discretion to Determine Form of Payment. The Committee shall determine at the time of grant of a SAR whether it shall be settled in cash, Shares, or a combination of cash and Shares.

7.4 No Dividend Equivalent Rights. Participants holding SARs shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the SAR.

8. Restricted Stock.

8.1 General. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Restricted Stock shall be granted, the number of Shares to be covered by each Award of Restricted Stock and the terms, conditions, and limitations applicable thereto. An Award of Restricted Stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. An award of Restricted Stock may be made in lieu of the payment of cash compensation otherwise due to an Eligible Individual.

8.2 The Restricted Period. At the time an award of Restricted Stock is made, the Committee shall establish, subject to Section 5.4(d), a period of time during which the transfer of the shares of Restricted Stock shall be restricted and after which the shares of Restricted Stock shall be vested (the “Restricted Period”). Each award of Restricted Stock may have a different Restricted Period. The expiration of the Restricted Period shall also occur as provided in the Award Agreement due to a termination of employment or service in accordance with Section 11.5 hereof.

8.3 Escrow. The Participant receiving Restricted Stock shall enter into an Award Agreement with the Company setting forth the conditions of the grant. Certificates representing Shares of Restricted Stock shall be registered in the name of the Participant and deposited with the Company, together with a stock power endorsed in blank by the Participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Stratus Properties Inc. 2022 Stock Incentive Plan (the “Plan”) and a notice of grant issued thereunder to the registered owner by Stratus Properties Inc. Copies of the Plan and the notice of grant are on file at the principal office of Stratus Properties Inc.

Alternatively, in the discretion of the Company, ownership of the Shares of Restricted Stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued prior to vesting.

8.4 Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of Restricted Stock may accrue during the Restricted Period if the Committee, in its discretion, so prescribes in the Award Agreement. Payment of such accrued dividends will be subject to such restrictions on transfer and forfeitability and such other terms and conditions, including attainment of specified performance goals, as are applicable to the underlying shares of Restricted Stock.

8.5 Forfeiture. In the event of the forfeiture of any Shares of Restricted Stock under the terms provided in the Award Agreement (including any additional Shares of Restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Award Agreement), such forfeited shares shall be surrendered and any certificates canceled. The Participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional Shares received pursuant to Section 5.5 or Section 11.2 due to a recapitalization, merger or other change in capitalization.

8.6 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided in the Award Agreement or an amendment thereto, the restrictions applicable to the Restricted Stock shall lapse and a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered or book or electronic entry evidencing ownership shall be provided, free of all such restrictions and legends, except any that may be imposed by law, to the Participant or the Participant’s estate, as the case may be.

8.7 Rights as a Stockholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Award Agreement, each Participant receiving Restricted Stock shall have all the rights of a stockholder with respect to Shares of stock during any period in which such Shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such Shares.

9. Restricted Stock Units.

9.1 General. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Restricted Stock Units shall be granted, the number of Shares to be covered by each Award of RSUs and the terms, conditions, and limitations applicable thereto. An Award of RSUs is a right to receive shares of Common Stock in the future and may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. An award of RSUs may be made in lieu of the payment of cash compensation otherwise due to an Eligible Individual.

9.2 The Vesting Period. At the time an award of RSUs is made, the Committee shall establish, subject to Section 5.4(d), a period of time during which the RSUs shall vest (the “Vesting Period”). Each award of RSUs may have a different Vesting Period. The expiration of the vesting period shall also occur as provided in the Award Agreement due to a termination of employment or service in accordance with Section 11.5 hereof.

9.3 Rights as a Stockholder. Subject to the terms and conditions of the Plan and subject to any restrictions that may be imposed in the Award Agreement, each Participant receiving RSUs shall have no rights as a stockholder with respect to such RSUs until such time as Shares are issued to the Participant.

9.4 Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Award Agreement, as well as any procedures established by the Committee, the Committee may determine to accrue dividend equivalent rights with respect to RSUs and the Company shall establish an account for the Participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the Share underlying each RSU. Any and all dividend equivalent rights with respect to the RSUs shall be subject to the same vesting and forfeitability conditions, including attainment of any performance goals, applicable to the underlying RSUs.

10. Other Stock-Based Awards.

10.1 General. The Committee is hereby authorized to grant to Eligible Individuals an “Other Stock-Based Award,” which shall consist of an Award that is not an instrument or Award specified in Sections 6 through 9 of this Plan, the value of which is based in whole or in part on the value of Shares. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash.

10.2 The Vesting Period. At the time an award of an Other Stock-Based Award is made, the Committee shall establish, subject to Section 5.4(d), a period of time during which the Other Stock-Based Award shall vest (the “Vesting Period”). Each award of an Other Stock-Based Award may have a different Vesting Period. The expiration of the vesting period shall also occur as provided in the Award Agreement due to a termination of employment or service in accordance with Section 11.5 hereof.

10.3 Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Award Agreement, as well as any procedures established by the Committee, the Committee may determine to accrue dividend equivalent rights with respect to an Other Stock-Based Award and the Company shall establish an account for the Participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the Share underlying each such Award. Any and all dividend equivalent rights with respect to the Award shall be subject to the same vesting and forfeitability conditions, including attainment of any performance goals, applicable to the underlying Award.

11. General.

11.1 Amendment or Discontinuance of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(a) without the approval of the stockholders,

(i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan,

(ii) materially increase the benefits accruing to Participants under the Plan,

(iii) materially expand the classes of persons eligible to participate in the Plan,

(iv) expand the types of Awards available for grant under the Plan,

(v) materially extend the term of the Plan,

(vi) materially change the method of determining the exercise price of Options or SARs, or

(vii) amend Section 11.3 to permit a reduction in the exercise price of Options or SARs; or

(b) materially impair, without the consent of the recipient, an Award previously granted.

11.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5.5 hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

11.3 Cancellation; Repricing. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. Notwithstanding the foregoing, except for adjustments permitted under Sections 5.5 and 11.2 and 11.4, no action by the Committee shall, unless approved by the stockholders of the Company, (a) cause a reduction in the exercise price of Options or SARs granted under the Plan or (b) permit an outstanding Option or SAR with an exercise price greater than the current fair market value of a Share to be surrendered as consideration for a new Option or SAR with a lower exercise price, shares of Restricted Stock, Restricted Stock Units, and Other Stock-Based Award, a cash payment, or Common Stock. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.

11.4 Change of Control.

(a) Unless otherwise provided in an Award Agreement, a Participant’s termination of Continuous Service without Cause or for Good Reason during the 12-month period following a Change of Control shall have the following effect on the Participant’s outstanding Awards as of the date of the Participant’s termination of Continuous Service: (i) all Options and SARs shall become immediately exercisable with respect to 100% of the Shares subject to such Options or SARS, and (ii) all time-vesting restrictions on other Awards shall lapse. With respect to outstanding Awards subject to performance conditions, unless otherwise provided in an Award Agreement, upon a Change of Control, all performance measures will be disregarded and the Award will convert to a corresponding time-vested Award at the target payout level, which will vest on the earlier of (i) the last day of the performance period, provided the Participant remained in Continuous Service through the performance period, or (ii) the date of the Participant’s termination without Cause or for Good Reason.

(b) In addition, in the event of a Change of Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions:

(i) arrange for or otherwise provide that each outstanding Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”);

(ii) require that all outstanding Options and SARs be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options and SARs shall terminate;

(iii) arrange or otherwise provide for the payment of cash or other consideration to Participants representing the value of such Awards in exchange for the satisfaction and cancellation of outstanding Awards; provided, however, that the case of any Option or SAR with an exercise price that equals or exceeds the price paid for a Share in connection with the Change of Control, the Committee may cancel the Option or SAR without the payment of consideration therefor; or

(iv) make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject however to the terms of Section 5.5.

11.5 Award Agreements. Each Award hereunder shall be evidenced by an agreement or notice delivered to the Participant (by paper copy or electronically) that shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment or cessation of consulting or advisory services of the Participant and the effect thereon, if any, of a change in control of the Company.

11.6 Withholding.

(a) A Participant shall be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant.

(b) At any time that a Participant is required to pay to the Company an amount required to be withheld under the applicable tax laws in connection with the issuance of Shares under the Plan, the Participant may, if permitted by the Committee, satisfy this obligation in whole or in part by delivering currently owned Shares or by electing (the “Election”) to have the Company withhold from the issuance Shares, which Shares shall have a value equal to the minimum amount required to be withheld (or, if permitted by the Committee, such other rate as will not cause adverse accounting consequences and is permitted under applicable IRS withholding rules) for federal and state tax purposes, including payroll taxes. The value of the Shares delivered or withheld shall be based on the fair market value of the Shares on the date as of which the amount of tax to be withheld shall be determined in accordance with applicable tax laws (the “Tax Date”).

(c) Each Election to have Shares withheld must be made prior to the Tax Date. If a Participant wishes to deliver Shares in payment of taxes, the Participant must so notify the Company prior to the Tax Date.

11.7 Transferability.

(a) No Awards granted hereunder may be sold, transferred, pledged, assigned, or otherwise encumbered by a Participant except:

(i) by will;

(ii) by the laws of descent and distribution;

(iii) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or

(iv) if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options may be transferred or assigned (A) to Immediate Family Members, (B) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (C) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (D) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimis beneficial interest in a partnership, limited liability company, or trust described in (B), (C) or (D) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members.

(b) To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 11.7.

11.8 Share Certificates. Any certificates or book or electronic entry ownership evidence for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.9 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

11.10 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a consultant or adviser to the Company or any Subsidiary or in the employ of or as a consultant or adviser to any other entity providing services to the Company. The Company or any Subsidiary or any such entity may at any time dismiss a Participant from employment, or terminate any arrangement pursuant to which the Participant provides services to the Company or a Subsidiary, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. No Eligible Individual or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants or holders or beneficiaries of Awards.

11.11 Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

11.12 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

11.13 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

11.14 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

11.15 Compliance with Law. The Company intends that Awards granted under the Plan, or any deferrals thereof, will comply with the requirements of Section 409A to the extent applicable.

11.16 Deferral Permitted. Payment of cash or distribution of any Shares to which a Participant is entitled under any Award shall be made as provided in the Award Agreement. Payment may be deferred at the option of the Participant if provided in the Award Agreement.

11.17 Headings. Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

11.18 Clawback/Recovery Policy.

(a) If a Participant engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the Grant Date and ending on the first (1st) anniversary of the payout or vesting of any Award or (ii) results in an increased payout of any Award, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the portion of the Award (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) that is greater than it would have been if calculated based on the restated financial statements or absent the increase described in part (ii) above (the “Overpayment”). All determinations regarding the amount of such recovery shall be made solely by the Committee in good faith.

(b) The Awards granted hereunder are also subject to any clawback policies the Company may adopt, including any such policies adopted in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or the exchange on which the Company’s shares are traded.

(c) If the Committee determines that a Participant owes any amount to the Company under Section 11.18 (a) or (b) above, the Participant shall return to the Company the Overpayment, without interest, in cash or such other form as determined by the Committee. The Company may also, to the fullest extent permitted by applicable law, deduct such amount owed from any amounts the Company owes the Participant from time to time for any reason or cancel any Award granted pursuant to this Plan related to an Overpayment.

12. Term of the Plan. Subject to Section 11.1, no Awards may be granted under the Plan after May 12, 2032, which is ten years after the Effective Date; provided, however, that Awards granted prior to such date shall remain in effect until such Awards have either been satisfied, expired or canceled under the terms of the Plan, and any restrictions imposed on Shares in connection with their issuance under the Plan have lapsed.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Proxies (whether submitted online, by phone, or by mail) must be received by 11:59 p.m. (Central Time), on May 11, 2022. Online Go to www.investorvote.com/STRS or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Mail Sign, date, detach and return the bottom portion in the enclosed envelope. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DATE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR each nominee in Proposal 1 and FOR Proposals 2, 3 and 4. For Against Abstain 1. Election of Directors: 3. Ratification, on an advisory basis, of the appointment of BKM Sowan Horan, LLP as our independent registered public For Withhold accounting firm for 2022. 01—William H. Armstrong III 4. Adoption of the 2022 stock incentive plan. 02—Kate B. Henriksen 03—Charles W. Porter For Against Abstain 2. Approval, on an advisory basis, of the compensation of our named executive officers. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please date and sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 03LXUB

STRATUS PROPERTIES INC. 2022 Annual Meeting of Stockholders May 12, 2022 8:30 a.m., Central Time 3TEN ACL Live 310 W. 2nd Street Suite 1A Austin, TX 78701 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the availability of proxy materials for the 2022 Annual Meeting of Stockholders. The materials are available at: www.edocumentview.com/STRS Small steps make an impact. Help the environment by consenting to receive electronic delivery. Sign up at www.investorvote.com/STRS IF VOTING BY MAIL, SIGN, DATE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Stratus Properties Inc. + Notice of 2022 Annual Meeting of Stockholders This Proxy is Solicited by the Board of Directors for the 2022 Annual Meeting to be held on May 12, 2022 The undersigned hereby appoints William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, with full power of substitution, to vote the undersigned’s shares of common stock of Stratus Properties Inc. at the annual meeting of stockholders to be held on Thursday, May 12, 2022, at 8:30 a.m., Central Time, and at any adjournment or postponement thereof, at 3TEN ACL Live located at 310 W. 2nd Street, Suite 1A, Austin, TX 78701 or, if applicable, via remote communication, on all matters coming before the annual meeting. You can obtain directions to the annual meeting at https://3tenaustin.com/venue#gettinghereandparking. The proxies will vote your shares as you specify on the back of this proxy card. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors; therefore, if no direction is made, this proxy will be voted FOR all of the director nominees in Proposal 1 and FOR Proposals 2, 3 and 4. For any other matter properly coming before the annual meeting, the proxies will vote your shares as the proxies decide. If you wish your shares to be voted on all matters as the Board of Directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the back of this proxy card. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.